Exhibit 10.1

***Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4) and 17 C.F.R. 24b-2

ISOBUTANOL JOINT VENTURE AGREEMENT

between:

REDFIELD ENERGY, LLC

a South Dakota limited liability company

and

GEVO DEVELOPMENT, LLC

a Delaware limited liability company

Dated as of June 15, 2011

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*Confidential Treatment Requested

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10.14	Entire Agreement	44

10.15	Construction; Interpretation	44

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ISOBUTANOL JOINT VENTURE AGREEMENT

THIS ISOBUTANOL JOINT VENTURE AGREEMENT (this “Agreement”) is made and entered into as of June 15, 2011, by and between: Redfield Energy, LLC, a South Dakota limited liability company (“Redfield”) and Gevo Development, LLC, a Delaware limited liability company (“Gevo Development”). Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in Exhibit A.

RECITALS

WHEREAS, Redfield owns and operates an ethanol production facility located near Redfield, South Dakota (the “Facility”);

WHEREAS, Gevo Development is a wholly owned subsidiary of Gevo, Inc., a Delaware corporation (“Gevo”), and operates for the specific purpose of commercializing Gevo’s proprietary integrated technology platform for the production of isobutanol;

WHEREAS, Redfield and Gevo Development have agreed to work together in a joint venture for the purpose of retrofitting the Facility for the commercial production of isobutanol (the “Retrofit”) using funds provided by Gevo Development;

WHEREAS, Gevo has agreed to license its technology for the commercial production of isobutanol to Redfield upon completion of the Retrofit;

WHEREAS, Redfield has agreed to provide Gevo Development with access to the Facility in furtherance of the Retrofit of the Facility and the future commercial production and sale of isobutanol;

WHEREAS, Redfield has agreed to amend the Current LLC Agreement to, among other things, authorize the issuance of the Class G Units to Gevo Development;

WHEREAS, this Agreement, each of the Related Agreements and the Contemplated Transactions have been approved by the Redfield Board and the Current Members in accordance with the applicable provisions of the Act and the Redfield Constituent Documents;

WHEREAS, the Contemplated Transactions have been approved in writing by the Redfield Lender(s) in accordance with the respective terms of the agreements governing the indebtedness of Redfield; and

WHEREAS, the Amended LLC Agreement and the rights, privileges and limitations of the Class G Units which shall be issued to Gevo Development have been approved by the Current Members in accordance with the applicable provisions of the Act and the Redfield Constituent Documents.

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NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1.

AGREEMENT TO PURCHASE AND SELL UNITS

1.1 Limited Liability Company Agreement of Redfield; Legal Opinion.

(a) Simultaneously with the execution and delivery of this Agreement, each of the Current Members and Gevo Development shall enter into the Amended LLC Agreement. Prior to such execution and delivery, Redfield shall have taken all other steps necessary in order to authorize and implement the amendment to the Current LLC Agreement (as set forth in the Amended LLC Agreement) whereby the Class G Units will be authorized for issuance to Gevo Development.

(b) Simultaneously with the execution and delivery of this Agreement, a legal opinion of Husch Blackwell LLP, in substantially the form attached hereto as Exhibit B, shall be delivered to Gevo Development.

1.2 Purchase and Sale of Class G Units; Closing.

(a) Sale and Issuance of the Class G Units. Subject to the terms and conditions of this Agreement, at the Closing Redfield shall issue and sell to Gevo Development, and Gevo Development shall purchase from Redfield, the Class G Units at the price of $1,000.00 (the “Purchase Price”) in accordance with the terms of this Agreement.

(b) Closing. The closing of the purchase and sale of the Class G Units will take place at the offices of Gevo Development at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112, at 10:00 a.m., local time, on the date hereof (which date and time are referred to in this Agreement as the “Closing”). At the Closing, Gevo Development will purchase 100 Class G Units at the Purchase Price. At the Closing, Redfield shall issue and deliver to Gevo Development a certificate or certificates in definitive form, registered in the name of Gevo Development, representing the Class G Units being purchased by Gevo Development at the Closing, against delivery to Redfield by Gevo Development of the Purchase Price for such Class G Units in cash: (i) by delivery of a certified check payable to Redfield, or (ii) by wire transfer to an account designated by Redfield. For the avoidance of doubt, Redfield shall not deliver a certificate to Gevo Development representing the Class G Units until it has received the Purchase Price for such Class G Units.

1.3 Conditions to Closing.

(a) Conditions Precedent to Obligations of Gevo Development and Redfield. The obligations of Gevo Development and Redfield to consummate the Closing are subject to the satisfaction or written waiver, at or prior to date of this Agreement, of each of the following conditions:

(i) No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been threatened or issued by any Governmental Body and remain in effect, and there shall not be any Law enacted or deemed applicable to the Contemplated Transactions that would prevent consummation of the Contemplated Transactions.

(ii) No Litigation. There shall not be pending or threatened any Proceeding, and neither Gevo Development nor Redfield shall have received any communication from any Person in which such Person indicates the possibility of commencing any Proceeding or taking any other action: (A) challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions; (B) relating to the Contemplated Transactions and seeking to obtain from Gevo Development, or Redfield, any Damages or other relief that may be material; (C) seeking to prohibit or limit in any material respect Gevo Development’s ability to vote, receive dividends, allocations or distributions with respect to or otherwise exercise ownership rights with respect to the Class G Units; (D) which would materially and adversely affect the right of Gevo Development or Redfield to complete the Retrofit of the Facility; or (E) which could reasonably be expected to have a Material Adverse Effect on Gevo Development or Redfield.

(b) Conditions Precedent to Obligations of Gevo Development. The obligation of Gevo Development to consummate the Closing is subject to the satisfaction or written waiver, at or prior to the date of this Agreement, of each of the following conditions:

(i) Accuracy of Representations. The representations and warranties of Redfield contained in this Agreement will be true and correct on and as of the date of this Agreement (except for any representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties will be true and correct as of such specified date or dates).

(ii) Performance of Covenants. All of the covenants and obligations that Redfield is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(iii) Consents. All Consents required to be obtained prior to the Closing, including but not limited to the Consents identified on Schedule 1.4(b)(iii) hereto, shall have been obtained and shall be in full force and effect.

(iv) Redfield Lender Consents. The binding, executed Consent of each of the Redfield Lender(s) to this Agreement, each of the Related Agreements and the Contemplated Transactions shall have been obtained in accordance with the respective terms of the agreements governing the indebtedness of Redfield and shall be in full force and effect. Gevo Development and Redfield agree to cooperate to provide the Redfield Lender(s) with all information necessary to obtain the required Consents.

(v) Board and Member Approval. This Agreement, each of the Related Agreements and the Contemplated Transactions shall have been approved by the

Redfield Board in accordance with the applicable provisions of the Act and the Redfield Constituent Documents. The Amended LLC Agreement and the rights, privileges and limitations of the Class G Units to be issued to Gevo Development shall have been approved by the Current Members in accordance with the applicable provisions of the Act and the Redfield Constituent Documents.

(vi) Absence of Changes. There shall not have occurred any change or event that has had or could reasonably be expected to have a Material Adverse Effect on Redfield.

(vii) Related Agreements. Any Related Agreement that has been executed and delivered prior to the date of the Closing shall be in full force and effect.

(viii) Other Agreements and Documents. Gevo Development shall have received the following agreements and documents, each of which shall be in full force and effect:

(1) [reserved]; and

(2) such other documents, instruments and certificates as Gevo Development may reasonably request prior to the Closing for the purpose of consummating the Contemplated Transactions.

(c) Conditions Precedent to Obligations of Redfield. The obligation of Redfield to consummate the Closing is subject to the satisfaction or written waiver, at or prior to the date of this Agreement, of each of the following conditions:

(i) Accuracy of Representations. The representations and warranties of Gevo Development contained in this Agreement will be true and correct on and as of the date of this Agreement (except for any representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties will be true and correct as of such specified date or dates).

(ii) Performance of Covenants. All of the covenants and obligations that Gevo Development is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(iii) Gevo Guaranty. Redfield shall have received a fully executed guaranty from Gevo (the “Gevo Guaranty”), in substantially the form attached hereto as Exhibit C, pursuant to which Gevo shall unconditionally and irrevocably guarantee all of the payment obligations of Gevo Development under this Agreement and the Scope of Work Agreement.

(iv) Related Agreements. Any Related Agreement that has been executed and delivered prior to the date of the Closing will be in full force and effect.

ARTICLE 2.

RETROFIT OF FACILITY FOR PRODUCTION OF ISOBUTANOL

2.1 Retrofit of Facility. At any time after the date of this Agreement, subject to the satisfaction of the conditions set forth in Section 2.3 below, Gevo Development shall elect to proceed with the construction of the Retrofit of the Facility by sending to Redfield a written notice that it intends to commence the construction of the Retrofit, such notice to be provided to Redfield not less than 60 days prior to the planned commencement date. Gevo Development shall thereafter keep Redfield reasonably informed of any updates to the Retrofit schedule, including any changes to the estimated dates that the Retrofit will begin and be completed, the estimated date that the Performance Testing Phase will begin, and any estimated time periods during which the operations of the Facility will be suspended in connection with the Retrofit, in order to allow Redfield to effectively manage its contractual obligations, including, without limitation, any marketing or hedging obligations. The Retrofit of the Facility shall proceed in two phases, as follows:

(a) Retrofit Phase.

(i) During the Retrofit Phase, Gevo Development shall be responsible for 100% of the costs of the Retrofit, including all costs and fees related to design and engineering services, the procurement of equipment, construction, permitting, biocatalyst development, Facility Improvements, Facility Payments (it being understood that during the Retrofit Phase, Facility Payments will be made solely to the extent incurred pursuant to Section 2.1(a)(ii) of this Agreement) and all of Gevo Development’s expenses which are directly allocable to the Retrofit (collectively, the “Retrofit Costs”), provided that Redfield shall remain responsible for all repairs and maintenance of the Facility unless required as a direct result of the Retrofit. For the avoidance of doubt, the wages of Redfield’s employees will not be included as a Retrofit Cost during the Retrofit Phase, but will be reimbursed as part of the Facility Payments during the Performance Testing Phase.

(ii) The parties acknowledge and agree that for any period of time during the Retrofit Phase in which ethanol production at the Facility is temporarily suspended to allow installation and tie-in of the Retrofit assets, other than regularly scheduled shutdowns (each a “Tie-in Period”), Gevo Development shall pay Redfield a Facility Payment. Any such Facility Payments that are incurred during the Retrofit Phase shall be measured on an hourly basis.

(b) Performance Testing Phase.

(i) During the Performance Testing Phase, (A) Gevo Development shall continue to be responsible for 100% of the Retrofit Costs, provided that Redfield shall remain responsible for all costs attributable to regularly scheduled Facility shutdowns and any non-routine equipment repairs, unless such repairs are required as a direct result of the Retrofit, (B) Gevo Development agrees to pay and deliver the Facility Payments to Redfield as follows: (1) the amounts specified in section (i) of the definition of Facility Payments, as adjusted by the amounts of any Facility Losses, shall be paid to Redfield on a […***…] and (2) the amounts specified in section (ii) of the definition of Facility Payments shall be paid to Redfield on a […***…], (C) Gevo Development shall be entitled to receive all revenue generated by the Facility and attributable to the Performance Testing Phase regardless of source, […***…] (the “Facility Revenue”), and Redfield agrees to pay and deliver any Facility Revenue attributable to the Performance Testing Phase to Gevo Development promptly upon receipt, (D) Gevo Development agrees to tender to Great Western Bank the sum of […***…] (the “Escrow Amount”) to be held in escrow by Great Western Bank as security for Gevo Development’s obligation to make Facility Payments to Redfield during the Performance Testing Phase (the “Escrow Account”), and (E) the parties agree to jointly conduct isobutanol production performance tests pursuant to the terms set forth in the CSP. The parties agree and acknowledge that the Performance Testing Phase will not commence until […***…] In the event that during the Performance Testing Phase, Gevo Development fails to make any Facility Payments on a timely basis, Redfield may draw upon the Escrow Account to cover the amount of any such late Facility Payments. In the event that Redfield draws upon the Escrow Account, Gevo Development will tender such amounts withdrawn by Redfield to Great Western Bank to maintain the full Escrow Amount at all times during the Performance Testing Phase. Upon commencement of the Operational Phase (as hereinafter defined), any funds remaining in the Escrow Account shall be promptly returned to Gevo Development by Great Western Bank.

(ii) Redfield shall remain solely responsible for servicing its debt obligations during all phases of the Retrofit. If at any time during the Performance Testing Phase (A) Redfield determines that the Facility Payments are insufficient to service the Indebtedness set forth on Part 5.7(b) of the Redfield Disclosure Schedule or any other indebtedness for borrowed money (the “Redfield Indebtedness”) and requests a loan from Gevo Development for the purpose of making payments on the Redfield Indebtedness, or (B) Gevo Development determines that a loan is necessary in order to avoid a default under the terms of the respective agreements governing the Redfield Indebtedness, Gevo Development agrees to provide, and Redfield agrees to accept, a loan in the principal amount necessary to enable Redfield to timely make all payments on the Redfield Indebtedness. All funds loaned to Redfield for such purposes shall bear interest at a rate of […***…] per annum and all principal and interest thereon shall be paid by Redfield prior to any profit distributions made by Redfield during the Operational Phase or immediately upon any forfeiture of the Class G Units.

(iii) In the event that Gevo Development requires Redfield to discontinue ethanol production prior to the mutually agreed upon date on which the Performance Testing Phase is to begin and, as a direct result of such change Redfield is prevented from fulfilling its existing contractual ethanol delivery obligations, Gevo Development agrees to reimburse Redfield for the direct costs associated with the buyout of such contractual obligations.

(iv) Commercial production of isobutanol shall begin (the “Operational Phase”) upon the earlier of (A) the date upon which the Facility achieves a Performance Level of at least 100% during any one Testing Period and (B) the date upon which the parties agree that

*Confidential Treatment Requested

the commercial production of Qualifying Isobutanol at the Facility would be commercially viable at the then-current Performance Level, provided that all permits and licenses required for the production of isobutanol shall have been obtained and provided that Gevo Development shall have provided Redfield with (1) evidence of supply or off take agreements on commercially reasonable terms to cover the Facility’s production of Qualifying Isobutanol and (2) evidence of federal or state certification that its protein fermentation meal co-product can be sold commercially.

(v) Promptly upon the completion of the Performance Testing Phase, (A) Gevo Development shall receive a credit in the capital contribution account of its Class G Units for the full amount of any Retrofit Costs incurred by Gevo Development during the Retrofit Phase or the Performance Testing Phase that are not already reflected in Gevo’s capital contribution account and (B) the rights, privileges and limitations of the Class G Units shall automatically adjust as set forth in the Amended LLC Agreement. Gevo Development shall provide Redfield with information reasonably requested by Redfield to support the amount of any adjustments based on Retrofit Costs.

2.2 Oversight of Retrofit.

(a) Joint Venture Committee. Promptly after the execution of this Agreement, Redfield and Gevo Development shall form a committee (the “Joint Venture Committee”) to develop and direct the activities of the joint venture and to ensure that (i) both parties remain informed regarding the decisions impacting the Retrofit and the operations of the Facility and (ii) the parties’ respective interests in the joint venture are properly and appropriately addressed. The Joint Venture Committee shall consist of four individuals, of which two individuals shall be designated Representatives of Redfield and two individuals shall be designated Representatives of Gevo Development. Each party may replace either or both of its designated Representatives at any time upon notice to the other party. The Joint Venture Committee shall meet regularly at mutually convenient locations or by conference call and shall review the business plan, operating budget, timeline and production schedule for the Retrofit (collectively, the “Project Execution Plan”). At all times during the term of this Agreement, the Joint Venture Committee shall have the authority to direct and develop the activities of, and to make decisions on behalf of the joint venture, provided that Gevo Development shall have the decision-making authority specified in Sections 2.2(b) and 3.2(a) of this Agreement and, subject to the provisions of this Agreement, the Redfield Board shall retain its authority under the Amended LLC Agreement. In the event that the members of the Joint Venture Committee are unable to reach agreement on any particular matter, such matter shall be resolved in accordance with the provisions of Section 9.1 of this Agreement. Each of Gevo Development and Redfield agrees to use its reasonable, good faith efforts to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to ensure that the decisions of the Joint Venture Committee are executed and implemented in a timely and appropriate manner.

(b) Technical Oversight. Gevo Development shall have technical oversight and decision-making authority for the Retrofit, which shall include all actions in connection with securing Governmental Authorizations necessary to operate and use the Facility, the Owned Real Property, and the Leased Real Property as of the first day of the Retrofit Phase and continuing throughout the Operational Phase in compliance with Laws, including Environmental Laws. Redfield agrees to cooperate fully with Gevo Development and to use its reasonable, good faith efforts to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to ensure that the decisions of Gevo Development regarding the Retrofit are executed and implemented in a timely and appropriate manner, including full cooperation with Gevo Development while it secures all Governmental Authorizations necessary to operate and use the Facility, the Owned Real Property, and the Leased Real Property as of the first day of the Retrofit Phase and continuing throughout the Operational Phase in compliance with Laws, including Environmental Laws.

2.3 Conditions Precedent to Start of Facility Retrofit. The obligations of Gevo Development and Redfield to commence the Retrofit of the Facility are subject to the satisfaction or written waiver of each of the following conditions.

(a) No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been threatened or issued by any Governmental Body and remain in effect, and there shall not be any Law enacted or deemed applicable to the Contemplated Transactions that would prevent consummation of the Contemplated Transactions.

(b) No Litigation. There shall not be pending or threatened any Proceeding, and neither Gevo Development (or any Affiliate of Gevo Development) nor Redfield shall have received any communication from any Person in which such Person indicates the possibility of commencing any Proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions; (ii) relating to the Contemplated Transactions and seeking to obtain from Gevo Development or any Affiliate of Gevo Development, or Redfield, any Damages or other relief that may be material; (iii) seeking to prohibit or limit in any material respect Gevo Development’s ability to vote, receive dividends, allocations or distributions with respect to or otherwise exercise ownership rights with respect to the Class G Units; (iv) which would materially and adversely affect the right of Gevo Development or Redfield to complete the Retrofit of the Facility or operate the business of Redfield; or (v) which could reasonably be expected to have a Material Adverse Effect on Gevo Development or Redfield.

(c) Consents. All Consents required to be obtained prior to the commencement of Facility design activities, including but not limited to the Consents identified on Schedule 2.3(c) hereto, shall have been obtained and shall be in full force and effect.

(d) Licenses and Permits. Gevo Development shall have received confirmation that all legally required licenses and permits to commence the Retrofit have been granted by the relevant authorities and are in full force and effect.

(e) Absence of Changes. There shall not have occurred any change or event that has had or could reasonably be expected to have a Material Adverse Effect on Gevo Development, any Affiliate of Gevo Development or Redfield.

(f) Agreements and Documents. Gevo Development and Redfield shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) a Technology License Agreement (the “License Agreement”), by and between Gevo and Redfield in substantially the form attached hereto as Exhibit E, duly executed by the other parties thereto, pursuant to which Gevo will grant Redfield a non-exclusive, site specific, non-sublicenseable commercial license to the Technology and Proprietary Rights of Gevo for the production of isobutanol at the Facility;

(ii) a Commissioning and Start-up Plan (the “CSP”) which shall, among other things: (A) set forth the process for the commencement of isobutanol production; (B) set forth the terms of the Performance Testing Phase; (C) provide that Gevo Development shall be responsible for determining the timing and length of each Testing Period, provided that each Testing Period shall not exceed a maximum of […***…] hours; (D) define the specifications of Qualifying Isobutanol; (E) set forth the methods and protocols for measuring the production of Qualifying Isobutanol; and (F) describe the roles and responsibilities of Redfield and Gevo Development, respectively, during the Performance Testing Phase; and

(iii) a Scope of Work Agreement (the “Scope of Work Agreement”), by and among Gevo Development, Redfield and ICM, pursuant to the terms and conditions set forth in the ICM Work Agreement, duly executed by the other parties thereto, which, together with the ICM Work Agreement, shall (A) contain customary “design-build” construction provisions on mutually satisfactory terms and shall govern the construction of the Retrofit, in order to, among other things, address construction liability issues and contractor liens and allow builders’ risk insurance to be used to cover normal casualty risks and (B) specify the materials required to complete the Retrofit and the estimated timing of the Retrofit, including estimated construction and start-up deadlines.

2.4 Working Capital Requirement. At all times during the Performance Testing Phase, Redfield agrees to maintain $8,000,000 of working capital (excluding spare parts inventory and short-term debt) or, if greater, the minimum working capital under any Redfield loan agreement (the “Working Capital Requirement”). In the event that Redfield is unable to maintain the Working Capital Requirement, Gevo Development agrees to provide, and Redfield agrees to accept, a loan in a principal amount equal to any such working capital deficiency. All funds loaned to Redfield for such purposes shall bear interest at a rate of […***…] per annum and all principal and interest thereon shall be paid by Redfield prior to any profit distributions made by Redfield during the Operational Phase or immediately upon any forfeiture of the Class G Units.

ARTICLE 3.

OPERATIONS OF FACILITY AND MARKETING OF ISOBUTANOL

3.1 Access to Facility and Information. Subject to applicable Law, Redfield shall afford to Gevo Development, its Affiliates and their respective Representatives full access during

*Confidential Treatment Requested

the term of this Agreement to the Facility and to all its other properties, assets, books, records, Contracts, Governmental Authorizations, documents, information and Representatives and shall make available to Gevo Development, its Affiliates and their respective Representatives (including ICM) any information concerning its business as such Persons may reasonably request. During the term of this Agreement and until the start of the Operational Phase, each of Redfield and Gevo Development agrees to cooperate fully with the other party to this Agreement and to use its reasonable, good faith efforts to perform its obligations under this Agreement and the Related Agreements and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the Operational Phase to be successfully commenced as soon as practicable in accordance with the terms of this Agreement and the Related Agreements, including, without limitation:

(a) Gevo Development agrees to develop and Redfield agrees to coordinate with Gevo Development in the development of the Project Execution Plan;

(b) Gevo Development agrees to develop and Redfield agrees to follow the terms of the CSP. Each of Gevo Development and Redfield agrees to coordinate with the other party to this Agreement in the event that it is determined that any modifications or amendments need to be made to the CSP, it being understood that any amendments or modifications to the CSP would require Redfield’s approval (which approval shall not be unreasonably withheld or delayed);

(c) Gevo Development agrees to develop and Redfield agrees to review the process and implementation diagrams, layouts, equipment specifications, preliminary hazard analyses (PHAs), Project Execution Plan and any other documents related to the Retrofit in order to ensure that the Retrofit is conducted in an efficient and safe manner and that the final production process is operable, maintainable and safe;

(d) Redfield commits to make the Redfield management team available to Gevo Development and its Representatives during all phases of the Retrofit;

(e) Gevo Development agrees to undertake and Redfield agrees to coordinate with Gevo Development to complete the installation of the Facility Improvements during regularly scheduled shutdowns and to minimize any unexpected downtime to the existing operations of the Facility;

(f) Gevo Development agrees to prepare applications for, and secure in full force and effect, all Governmental Authorizations necessary for the construction, use, and operation of the Facility, the Owned Real Property, and the Leased Real Property commencing on the first day of the construction of the Retrofit and continuing throughout the Operational Phase in compliance with all Laws, including Environmental Laws, which shall include, without limitation, all environmental permits and other Governmental Authorizations required under Environmental Laws and all construction permits (e.g., permits for hot work, confined space, excavation, critical lifts, etc.), with support and assistance of engineers, contractors, vendors and other consultants engaged by Gevo Development (but, as provided in Section 3.1(p), Gevo Development shall not be responsible for the costs of such support to the extent such costs arise in connection with Corrective Permitting Costs). Redfield agrees to provide all necessary information and oversight related to such Governmental Authorizations and to cooperate with Gevo Development as it secures such Governmental Authorizations, including, without limitation, submitting all such applications for necessary Governmental Authorizations as required by Law or requested by Gevo Development. For the avoidance of doubt, any costs incurred during the Operational Phase related to such Governmental Authorizations will be borne by Redfield.

(g) Redfield agrees to interact with engineers, contractors, vendors and other consultants engaged by Gevo Development to provide products or services related to the Retrofit;

(h) Redfield agrees to maintain environmental, health and safety practices, including lockout/tagout (LOTO) practices and procedures that are in the sole discretion of Gevo Development adequate to protect workers from injury;

(i) Redfield agrees to follow instructions and procedures provided by Gevo Development regarding the steps that will need to completed in order to clean, flush and otherwise prepare, to the satisfaction of Gevo Development, all existing equipment and systems related to or involved in the Retrofit in any way, it being understood that (i) in the event that Gevo Development finds the preparatory work to be inadequate or incomplete, Gevo Development will work with Redfield to resolve the issues and (ii) Gevo Development and its Representatives reserve the right to not work on any equipment or system that they deem to be unsafe;

(j) Redfield agrees to prohibit and/or shut down any unsafe acts occurring at the Facility or in connection with the Retrofit that Redfield has Knowledge of, and to bring any such acts to the attention of the appropriate parties for resolution;

(k) Redfield agrees to immediately communicate all environmental, health and safety issues arising during the Retrofit, that Redfield has Knowledge of to Gevo Development;

(l) Redfield agrees to ensure that all material communications related to the Retrofit include the Gevo Project Manager or his designee;

(m) Redfield agrees to ensure that all Redfield personnel are available for on-site training related to the isobutanol production process and equipment, it being understood that (i) in the event such training is conducted during the Retrofit Phase, (A) Redfield shall pay the costs of such personnel and Gevo Development shall pay the costs of the trainer and any of its respective personnel and; (B) Gevo Development shall endeavor to schedule training to avoid or minimize disruption of normal operations and shall pay any incremental increase in the personnel costs of Redfield that are directly attributable to such training and (ii) in the event that such training is conducted during the Performance Testing Phase, all costs incurred by Redfield shall be reimbursed as Facility Payments;

(n) Redfield agrees to make available operators, laboratory and maintenance personnel as needed during all phases of the Retrofit;

(o) Redfield agrees to pay for repairs to any existing Facility equipment that fails during the Retrofit Phase or the Performance Testing Phase, unless such failure is the direct result of implementing the Retrofit assets into the Facility whereupon Gevo Development shall pay for such repairs or replacement as part of the Retrofit Costs;

(p) Redfield agrees to pay any and all costs associated with any modifications to or new improvements for the Facility, the Owned Real Property, and Leased Real Property (which shall not include any Facility Improvements arising solely from the Retrofit) necessary to correct or remedy any condition of non-compliance with any Environmental Law at the Facility, the Owned Real Property, or the Leased Real Property (including, without limitation, any and all fines, penalties, or other remedies levied by a Governmental Body as a result thereof) occurring prior to the first day of the Performance Testing Phase (the “Corrective Permitting Costs”); and

(q) Redfield agrees, on or before the commencement of the Performance Testing Phase, to change its fiscal year end to December 31 and ensure that its financial statements are adequate for the periodic reporting purposes of a publicly held company under the rules and regulations promulgated by the Securities and Exchange Commission.

No investigation by Gevo Development or its Representatives, or by Redfield or its Representatives, and no other receipt of information by Gevo Development or its Representatives, or by Redfield or its Representatives, shall operate as a waiver or otherwise affect any representation or warranty of Redfield or, as the case may be Gevo Development, or any covenant or other provision in this Agreement made by Redfield or its Representatives.

3.2 Operational Phase.

(a) Operational Oversight. During the Operational Phase, the Joint Venture Committee shall continue to meet regularly at mutually convenient locations or by conference call to direct and develop the activities of the joint venture. Notwithstanding anything to the contrary herein, at all times during the Operational Phase, Gevo Development shall in its sole discretion determine whether ethanol or isobutanol will be produced at the Facility. In the event that Gevo Development determines, for any reason, that the Facility should (i) suspend isobutanol production in order to commence the production of ethanol or (ii) suspend ethanol production in order to commence the production of isobutanol (each a “Production Decision”), Gevo Development shall provide Redfield with written notice of such Production Decision no later than 30 days prior to the date upon which the then-current production of isobutanol or ethanol, as applicable, is to be suspended. Redfield agrees to cooperate fully with Gevo Development and to use its reasonable, good faith efforts to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to ensure that any Production Decision made by Gevo Development is executed and implemented in a timely and appropriate manner.

(b) Production Improvements and Performance Testing. In the event that the Operational Phase is commenced prior to the achievement of a Performance Level of 100%, Gevo Development agrees to continue working to improve the production of Qualifying

Isobutanol at the Facility and shall have the right to continue to conduct Testing Periods pursuant to the terms of the CSP in order to measure the Performance Level of the Facility during the Operational Phase. In addition, until such time as the Performance Level equals 100%, Gevo Development shall receive a credit in the capital contribution account of its Class G Units for the full amount of any Retrofit Costs borne by Gevo Development during the Operational Phase.

3.3 Exclusive Marketer of Isobutanol; Marketing Agreement. Redfield hereby agrees to designate Gevo Development or, at the request of Gevo Development, one of its Affiliates, as the exclusive marketer of the isobutanol and related molecules produced by the Facility. Redfield and Gevo Development agree to execute and deliver a Marketing Agreement (the “Marketing Agreement”) containing the key terms and conditions summarized in Exhibit F, prior to the commencement of the Operational Phase. Pursuant to the Marketing Agreement, Redfield will appoint Gevo Development (or one of its Affiliates) as the exclusive marketer of the isobutanol and related molecules produced by the Facility and Redfield will pay Gevo Development (or one of its Affiliates) on a monthly basis an amount equal to […***…] of all sales of isobutanol and related molecules from the Facility, […***…]. The Marketing Agreement will prohibit assignment without the consent of Redfield (which consent will not be unreasonably withheld or delayed).

ARTICLE 4.

CERTAIN COVENANTS

4.1 Operation of Redfield’s Business.

(a) Except as otherwise provided in or contemplated by this Agreement or the Related Agreements and except to the extent that the parties mutually provide prior written consent (which consent will not be unreasonably withheld or delayed), Redfield shall:

(i) conduct its business and operations in the ordinary course of business consistent with past practice and comply with all applicable Laws and all Redfield Contracts;

(ii) conduct its business in accordance with the mutually agreed operating budget set forth on Part 4.1(a)(ii) of the Redfield Disclosure Schedule;

(iii) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Redfield; and

(iv) keep in full force all insurance policies referred to in Section 5.20.

(b) Without limiting the generality of the foregoing, except as otherwise provided in or contemplated by this Agreement or the Related Agreements and except to the extent approved by a majority of the Redfield Board, including the approval of at least one representative of Gevo Development, Redfield shall not:

*Confidential Treatment Requested

(i) materially alter or change the business of Redfield or change the location of the principal office of Redfield;

(ii) issue, deliver, sell, pledge or otherwise encumber any units, securities or other interests in Redfield or rights convertible into units, securities or other interests in Redfield;

(iii) repurchase, redeem or otherwise acquire any units, securities or other interests in Redfield, provided that no approval shall be required for the redemption of the Class C Preferred Units in accordance with Section 6.6(b) of the Amended LLC Agreement if such repurchase, redemption or other acquisition (A) is permitted pursuant to the terms of the documents governing the Redfield Indebtedness and (B) would not prevent Redfield from maintaining the Working Capital Requirement;

(iv) make any public offering of any units, securities or other interests in Redfield;

(v) create or designate any new classes or series of units, securities or other interests or modify any existing qualifications or requirements for holding units, securities or other interests;

(vi) modify or alter the rights, powers, preferences, or privileges of any class of units, securities or other interests, including, without limitation, any policies regarding the transferability of units, securities or other interests;

(vii) transfer any units, securities or other interests to a Gevo Competitor;

(viii) permit any member to make a transfer of units or other interests that could cause the Company to become subject to reporting requirements under the applicable provisions of the Exchange Act;

(ix) make or revoke any Tax election, settle or compromise any Tax Liability or amend any Tax Return;

(x) enter into any Contract or transaction with a material, adverse Tax consequence that impacts any class of units, securities or other interests disproportionately;

(xi) enter into any Contract or transaction with any unitholder, member, or any of their respective Affiliates, other than ordinary course Contracts entered into on an arms’ length basis;

(xii) establish or approve any policy pursuant to which a unitholder, member, or any of their respective Affiliates receives any salary for services rendered or is reimbursed for expenses incurred on behalf of Redfield, provided that no approval is required for (A) the salaries of Redfield’s employees in effect as of the date of this Agreement or (B) the salaries of any new Redfield employees up to a maximum of $100,000 per year for each such employee, regardless of whether any such employee is or becomes a member of Redfield;

(xiii) approve the lending of money to Redfield by a unitholder, member, or any of their respective Affiliates, or determine the rate at which such a loan shall bear interest;

(xiv) make any loans, advances or capital contributions outside of the ordinary course of business, other than trade payables;

(xv) incur, or authorize the incurrence of, Indebtedness in excess of $500,000;

(xvi) terminate or take any action contrary to the terms of this Agreement or any of the Related Agreements;

(xvii) amend or propose to amend the Amended LLC Agreement or Articles of Organization of Redfield (or similar organizational documents) or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reorganization or similar transaction;

(xviii) sell, lease, license, encumber, transfer or otherwise dispose of any material asset of Redfield valued in excess of $500,000 or dispose of all or substantially all of the assets of Redfield;

(xix) file any dissolution or voluntary bankruptcy of Redfield;

(xx) institute, settle or dismiss any material lawsuit involving a payment by Redfield in excess of $100,000;

(xxi) approve Redfield’s annual operating and capital budgets;

(xxii) make any investment in excess of $500,000 in the aggregate;

(xxiii) designate or appoint any Chief Executive Officer, General Manager or Managing Member or approve the appointment of any management company;

(xxiv) make any distributions or prepayments of debt which would result in the Company’s working capital being less than the Working Capital Requirement at any time during the Performance Testing Phase;

(xxv) enter into any lease or sublease of Real Property related to the Facility or change, terminate or fail to exercise any right to renew any lease or sublease of Real Property related to the Facility; or

(xxvi) with respect to the Owned Real Property, except as contemplated by this Agreement or any Related Agreement, demolish or remove any of the existing improvements.

4.2 Notification. Each of the parties will give prompt notice to the other parties of (a) the occurrence, or nonoccurrence, of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement or any Related Agreement to be untrue or inaccurate, and (b) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement or any Related Agreement. No notification pursuant to this Section 4.2 will be deemed to amend or supplement the Redfield Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the party receiving notice.

4.3 Reasonable Efforts; Cooperation. Subject to the other provisions hereof, each party shall use its reasonable, good faith efforts to perform its obligations under this Agreement and the Related Agreements and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to cause the Contemplated Transactions to be effected as soon as practicable in accordance with the terms of this Agreement and the Related Agreements and shall cooperate fully with each other party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder and thereunder, including the following:

(a) each party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Body with jurisdiction over the Contemplated Transactions;

(b) each party shall promptly notify the other parties of (and provide written copies of) any communications from or with any Governmental Body in connection with the Contemplated Transactions;

(c) in the event any Proceeding by any Governmental Body or other Person is commenced that questions the validity or legality of the Contemplated Transactions or seeks Damages in connection therewith, the parties shall (i) cooperate and use all reasonable efforts to defend against such Proceeding, (ii) in the event an Order is issued in any such action, suit or other Proceeding, use all reasonable efforts to have such Order lifted and (iii) cooperate reasonably regarding any other impediment to the consummation of the Contemplated Transactions;

(d) Redfield shall give all notices to third parties and use its best efforts (in consultation with Gevo Development) to obtain all third-party consents (i) necessary, proper or advisable to consummate the Contemplated Transactions, (ii) required to be given or obtained or (iii) required to prevent a Material Adverse Effect;

(e) each party shall work with the other parties to optimize Redfield’s relationships with state regulatory authorities and establish the parties’ sustainability expectations;

(f) each party shall prioritize environmental, health and safety issues and implement policies and procedures, including, without limitation, a zero tolerance policy for all activities related to construction and operations, with the goal of Redfield performing at the top quartile of chemical and manufacturing companies;

(g) each party shall comply with all legal and regulatory requirements related to construction and operations and shall establish a Behavior Based System (“BBS”) to drive continuous improvement in all areas of performance, including its environmental, health and safety practices, it being understood that each party shall pay for its own employees’ salaries, benefits, travel and other expenses to develop and deploy the new policies and procedures, including BBS;

(h) each party shall ensure that all investigations into environmental, health and safety incidents during the Retrofit are investigated using a robust root cause analysis tool, that such investigations are initiated within 24 hours of each such incident, and that a Representative with decision-making authority from each party, as well as any involved contractor, shall be actively involved in the investigation and resolution of all such incidents; and

(i) the parties shall approve a safety supervisor for the Retrofit, it being understood that ICM shall select the safety supervisor, subject to the right of each of Gevo Development and Redfield to veto such selection.

4.4 […***…]

4.5 Confidentiality.

(a) For purposes of securities Law compliance, each party agrees not to issue any press release or make any other public announcement relating to this Agreement or the Related Agreements without the prior written approval of the other party, except that any Affiliate of Gevo Development may, without Redfield’s prior consent, make any public disclosure it believes in good faith is required by applicable securities Laws or securities listing standards.

(b) Each party agrees to continue to abide by that certain Mutual Non-Disclosure Agreement, dated as of November 9, 2010 (the “Confidentiality Agreement”), the terms of which are incorporated by reference in this Agreement and which terms will survive the Closing and remain in effect indefinitely.

*Confidential Treatment Requested

4.6 Redfield Employees. Neither Redfield nor Gevo Development has any present intent to terminate the employment of any current employee of Redfield in connection with the Retrofit of the Facility.

4.7 Financial Reporting and Compliance of Redfield. Redfield agrees, on or before the commencement of the Performance Testing Phase, to change its fiscal year end to December 31 and to ensure that its financial statements are adequate for the periodic reporting purposes of a publicly held company under the rules and regulations promulgated by the Securities and Exchange Commission. In addition, Redfield shall, upon the request of Gevo Development:

(a) change its accounting policies or elections to be consistent with the policies and elections of Gevo Development;

(b) appoint the independent registered public accounting firm used by Gevo Development to conduct audit, tax and related services for Redfield;

(c) discontinue its current practice of publicly providing monthly financial results; and

(d) take any steps necessary to ensure that its internal controls are adequate for the periodic reporting purposes of a publicly held company under the rules and regulations promulgated by the Securities and Exchange Commission, including without limitation the Sarbanes-Oxley Act of 2002.

4.8 Related Agreements. Redfield and Gevo Development agree to negotiate in good faith to finalize, execute and deliver all Related Agreements as soon as practicable following the date of this Agreement, including, without limitation, the License Agreement under the key terms and conditions set forth in Exhibit E attached hereto, and the Scope of Work Agreement, each of which shall be executed and delivered prior to the commencement of the Retrofit.

4.9 Retrofit Phase Production. Except as necessary to complete the Retrofit and secure all Governmental Authorizations necessary to use and operate the Facility, the Owned Real Property, and the Leased Real Property in compliance with Laws, including Environmental Laws throughout the Retrofit and Operational Phases, Gevo Development agrees to use its reasonable best efforts to (a) ensure that the Facility will be able to continue its current ethanol production operations during the Retrofit Phase, subject to any necessary Tie-in Periods or other business interruptions directly related to the Retrofit, and (b) schedule any Tie-in Periods or other business interruptions directly related to the Retrofit in such a manner as to avoid or minimize disruption of ethanol production operations at the Facility.

4.10 Continuing Facility Production Improvements. Gevo Development agrees to continue to design, engineer and implement continuing improvements to the Facility during the Operational Phase in order to increase the isobutanol production capabilities of the Facility […***…]

*Confidential Treatment Requested

[…***…].

4.11 Facility Priority. Gevo Development agrees to use its reasonable best efforts to complete the Retrofit Phase and the Performance Testing Phase in a timely manner and to ensure that the Facility owned by Redfield is the second facility to begin commercial production of isobutanol using Gevo’s Technology and Proprietary Rights.

4.12 Facility Maintenance; Good Condition and Repair. In order to maintain the Facility in good condition and repair:

(a) Redfield agrees to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable to ensure that (i) each of the conditions set forth on Schedule 4.12 of this Agreement and (ii) any condition requiring replacement or repair that comes to the attention of the parties during the Retrofit Phase, with the exception of any conditions that arise as a direct result of the Retrofit, is replaced or repaired to the satisfaction of Gevo Development in a timely manner. Redfield acknowledges and agrees that it shall be responsible for the expense of each such replacement or repair; and

(b) Redfield agrees to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable to ensure that any condition requiring replacement or repair that comes to the attention of the parties during the Performance Testing Phase is replaced or repaired to the satisfaction of Gevo Development in a timely manner. Each of Redfield and Gevo Development acknowledge and agree that the expense of each such replacement or repair shall be borne […***…].

4.13 Railcar Leasing. Redfield agrees to cooperate fully with Gevo Development to renew and/or modify, as necessary, any existing railcar leases to ensure that the Facility’s transition to isobutanol production and distribution is accommodated and conducted in a cost-effective manner.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF REDFIELD

Except as set forth on the Redfield Disclosure Schedule, which shall qualify the representations and warranties of Redfield set forth in this Article 5 and which shall be organized in parts corresponding to the numbering in this Article 5 with disclosures in each part specifically corresponding to or cross-referencing another part of the Redfield Disclosure Schedule specifically corresponding to a particular Section and Subsection of this Article 5, Redfield represents and warrants to Gevo Development as of the date of this Agreement and as of the first day of the Retrofit Phase as follows:

5.1 Corporate Existence and Power. Redfield is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of South Dakota and

*Confidential Treatment Requested

has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and as presently proposed to be conducted. Redfield is duly qualified to do business and is in good standing as a limited liability company in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Redfield. Except as set forth on Part 5.1 of the Redfield Disclosure Schedule, Redfield has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

5.2 Subsidiaries. Redfield does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. Redfield is not obligated to make any future investment in or capital contribution to any Entity.

5.3 Certificate of Organization and Limited Liability Company Agreement. Redfield has made available to Gevo Development accurate and complete copies of (a) the Certificate of Organization and the Current LLC Agreement, including all amendments thereto, (b) the membership interest records of Redfield and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Redfield Board or any committee of the Redfield Board (the items described in (a), (b) and (c) above, collectively, the “Redfield Constituent Documents”). There has not been any violation of the Redfield Constituent Documents, and Redfield has not taken any action that is inconsistent in any material respect with the Redfield Constituent Documents.

5.4 Authority; Binding Nature of Agreement. Redfield has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it becomes a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Redfield of this Agreement and the Related Agreements have been duly authorized by all necessary action on the part of Redfield. This Agreement constitutes, and each of the Related Agreements when executed and delivered by the parties thereto will constitute, the legal, valid and binding obligation of Redfield, enforceable against Redfield in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

5.5 Capitalization; Valid Issuance.

(a) Immediately prior to the Closing, Redfield has an authorized capitalization consisting of (i) 10,178,750 Class A Units, 100% of which are issued and outstanding and owned, beneficially and of record, by the Persons identified on Part 5.5(a)(i) of the Redfield Disclosure Schedule, (ii) 10,256,776 Class B Units, 100% of which are issued and outstanding and owned, beneficially and of record, by the Persons identified on Part 5.5(a)(ii) of the Redfield Disclosure Schedule, (iii) 1,552,000 Class C Preferred Units, 100% of which are issued and outstanding and owned, beneficially and of record, by the Persons identified on Part 5.5(a)(iii) of the Redfield Disclosure Schedule and (iv) 100 Class G Units, none of which are issued and outstanding. Except for Class A Units, Class B Units, Class C Preferred Units and Class G Units, Redfield has not designated for issuance any form of membership interests. All of the outstanding Class A Units, Class B Units and Class C Preferred Units were, at the time of issuance, duly and validly created pursuant to the Act and were issued and paid for in full in accordance with the Current LLC Agreement. The Class G Units that will be purchased by Gevo Development hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly created and paid for in full, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Related Agreements and under applicable state and federal securities Laws. Except as set forth on Part 5.5(a) of the Redfield Disclosure Schedule, there are no outstanding subscriptions, options, warrants, rights, securities, Contracts, commitments, understandings or arrangements by which Redfield is bound to issue, repurchase or otherwise acquire, redeem or retire any additional units, membership interests or any other equity interests in Redfield or pursuant to which any Person has a right to purchase Class A Units, Class B Units, Class C Preferred Units or Class G Units or any other equity interests in Redfield.

(b) The offer, sale and issuance of the Class G Units as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and from the registration, permit or qualification requirements of all applicable state securities Laws. Neither Redfield nor any of its Representatives will take any action hereafter that would cause the loss of such exemption.

(c) Redfield is not, and at no time since inception has been, subject to reporting requirements under the applicable provisions of the Exchange Act.

5.6 Non-Contravention; Consents.

(a) Neither the execution, delivery or performance of this Agreement or any of the Related Agreements, nor the consummation of any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of Redfield’s Constituent Documents;

(ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Redfield, or any of the assets owned, used or controlled by Redfield, is subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Redfield or that otherwise relates to the business of Redfield or to any of the assets owned, used or controlled by Redfield;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Redfield Contract, or give any Person the right to (A) declare a default or exercise any remedy under any such Redfield Contract, (B) accelerate the maturity or performance of any such Redfield Contract or (C) cancel, terminate or modify any such Redfield Contract; or

(v) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by Redfield.

(b) No filing with, notice to or Consent from any Person is required in connection with (i) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (ii) the consummation of any of the Contemplated Transactions.

5.7 Financial Statements.

(a) Attached as Part 5.7(a) of the Redfield Disclosure Schedule are the following financial statements (collectively, the “Redfield Financial Statements”) (i) the audited consolidated balance sheet of Redfield as of August 31, 2010 (the “Balance Sheet”) and the related audited consolidated statements of income, members’ equity and cash flows for the fiscal year then ended, including any notes thereto, together with the report thereon of Redfield’s independent certified public accountants and (ii) the unaudited consolidated balance sheet of Redfield as of March 31, 2011 (the “Interim Balance Sheet”) and the related unaudited consolidated statement of income for the seven months then ended. The Redfield Financial Statements are correct and complete in all material respects, are consistent with the books and records of Redfield and have been prepared in accordance with GAAP, consistently applied throughout the periods involved (except that the unaudited financial statements are subject to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of notes that, if presented, would not differ materially from the notes to the Balance Sheet). The Redfield Financial Statements fairly present the consolidated financial condition and the results of operations, changes in members’ equity and cash flow of Redfield as of the respective dates and for the periods indicated therein. No financial statements of any Person other than Redfield are required by GAAP to be included in the financial statements of Redfield. Redfield is not a party to any off-balance sheet arrangements the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by Redfield.

(b) Part 5.7(b) of the Redfield Disclosure Schedule accurately lists, as of the date of this Agreement, all indebtedness of Redfield (i) for money borrowed, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person (collectively, “Indebtedness”), including, for each item of Indebtedness, the agreement governing the Indebtedness and the interest rate, maturity date and any assets or properties securing such Indebtedness. Redfield has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Redfield. Except as set forth on Part 5.7(b) of the Redfield Disclosure Schedule, Redfield is not in breach or default of any agreement governing Indebtedness of Redfield.

5.8 No Undisclosed Liabilities. Redfield has no Liabilities, except for (a) Liabilities set forth in the “liabilities” column of the Interim Balance Sheet, (b) accounts payable or accrued salaries that have been incurred by Redfield since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practices and (c) Liabilities under Redfield’s Contracts set forth on Part 5.14(a) of the Redfield Disclosure Schedule, to the extent the nature and magnitude of such Liabilities can be specifically ascertained by reference to the text of such Contracts.

5.9 Absence of Changes. Since the date of the Balance Sheet (a) Redfield has conducted its business only in the ordinary course consistent with past practices and (b) there has not been a Material Adverse Effect on Redfield nor has there occurred any event or development which could reasonably be expected to result in a Material Adverse Effect.

5.10 Title to Assets. Redfield has good and valid title to, or a valid leasehold interest in, all of the assets and properties used in Redfield’s business, or shown on the Balance Sheet, free and clear of any Lien. Such assets and properties are sufficient for the continued operation of the business of Redfield as presently being conducted and as presently proposed to be conducted. All machinery, vehicles, equipment and other tangible personal property owned or leased by Redfield or used in Redfield’s business are (a) suitable for the uses to which they are currently employed, (b) in good operating condition, (c) regularly and properly maintained and (d) not obsolete, dangerous or in need of renewal or replacement. All properties used in the operations of Redfield are reflected on the Balance Sheet to the extent required under GAAP to be so reflected.

5.11 Compliance with Laws, Orders and Governmental Authorizations.

(a) Except as it concerns compliance with Environmental Laws (which is addressed in Section 5.19 of this Agreement), without limiting the scope of any other representation in this Article 5, Redfield is in compliance, both, with all Laws and Orders applicable to either Redfield or the conduct of its business or the ownership or use of any of its properties or assets, including the Facility, the Owned Real Property, and the Leased Real Property, and with all Governmental Authorizations necessary for the conduct of Redfield’s business or the use of any of its properties or assets, including the Facility, the Owned Real Property, and the Leased Real Property.

(b) Part 5.11(b) of the Redfield Disclosure Schedule sets forth, as of the date of this Agreement, an accurate and complete list of each Governmental Authorization that is held by Redfield (or for which Redfield has applied) that relates to the business of, or any of the assets owned or used by, Redfield, all of which are valid and in full force and effect. The Governmental Authorizations listed in Part 5.11(b) of the Redfield Disclosure Schedule collectively constitute all the Governmental Authorizations necessary to permit Redfield to conduct its business, lawfully in the manner in which it currently conducts such business and to permit Redfield to own and use its assets in the manner in which it owns and uses such assets.

(c) Part 5.11(c) of the Redfield Disclosure Schedule sets forth, as of the date of this Agreement, an accurate and complete list of each Order to which Redfield, or any of the assets owned or used by it, is or has been subject. To Redfield’s Knowledge, no Representative of Redfield is subject to any Order that prohibits such Representative from engaging in or continuing any conduct, activity or practice relating to the business of Redfield.

(d) Redfield (including any of its officers, directors, employees or, to its Knowledge, other Person associated with Redfield or acting on its behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to Redfield in any jurisdiction other than the United States (in each case, as in effect at the time of such action), or, to the Knowledge of Redfield, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations.

(e) Redfield has not received at any time since January 1, 2006 any written or oral notice or other communication from any Governmental Body or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Law, Order or Governmental Authorization, or any actual, alleged or potential obligation on the part of Redfield to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

5.12 Proceedings. There is no pending Proceeding, and to the Knowledge of Redfield, no Person has threatened to commence any Proceeding (a) that involves Redfield or any of the assets owned, used or controlled by Redfield or any Person whose Liability Redfield has or may have retained or assumed, either contractually or by operation of Law or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Redfield’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Proceeding.

5.13 Intellectual Property. Redfield either owns or possesses sufficient legal rights to all Technology and Proprietary Rights therein necessary to conduct its business as it is currently conducted and as currently proposed to be conducted, free and clear of any Liens. There are no outstanding options, licenses or rights in any Technology or Proprietary Rights granted by Redfield to any other Person. Redfield has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in its trade secrets. All employees and contractors of Redfield who made a material contribution to the creation or development of Technology or Proprietary Rights for Redfield or otherwise have access to material Technology or Proprietary Rights of Redfield have signed agreements containing intellectual property assignments and confidentiality provisions. To Redfield’s Knowledge, Redfield is not violating, misappropriating or infringing the Proprietary Rights of any other Person. Redfield has not received any written communications alleging that Redfield has violated, infringed upon, or misappropriated any of the Proprietary Rights of any other Person. To Redfield’s Knowledge, no third party is infringing, misappropriating or otherwise violating any Proprietary Rights of Redfield.

5.14 Contracts.

(a) Part 5.14(a) of the Redfield Disclosure Schedule sets forth, as of the date of this Agreement, an accurate and complete list of each Redfield Contract (or group of related Contracts), other than (i) purchase orders or similar agreements for the purchase or sale of goods or services in the ordinary course of business, (ii) confidentiality agreements entered into in the ordinary course of business and (iii) any Contract that involves an aggregate amount or value of less than $100,000.

(b) Redfield has made available to Gevo Development an accurate and complete copy of each Contract set forth on Part 5.14(a) of the Redfield Disclosure Schedule. With respect to each Contract set forth on or required to be set forth on Part 5.14(a) of the Redfield Disclosure Schedule:

(i) the Contract is legal, valid, binding, enforceable and in full force and effect against Redfield and, to Redfield’s Knowledge, the other party or parties thereto, except to the extent it has previously expired in accordance with its terms;

(ii) Redfield is not, nor to Redfield’s Knowledge, is any other party to the Contract in breach or default under the Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by Redfield or, to Redfield’s Knowledge, by any such other party or permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit under, result in any payment becoming due under, result in the imposition of any Liens on any of the properties or assets of Redfield under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Contract, nor has Redfield given or received notice or other communication alleging the same; and

(iii) the Contract is not under negotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of the Contract and Redfield has no Knowledge that any party to the Contract does not intend to renew it at the end of its current term.

5.15 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of Redfield with any Governmental Body with respect to any taxable period ending on or before the date of this Agreement (the “Redfield Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date) and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Laws. All Taxes have been paid when due, whether or not such amounts have been reported as due on an applicable Redfield Return. Redfield has made available to Gevo Development accurate and complete copies of all Redfield Returns which have been requested by Gevo Development. Part 5.15(a) of the Redfield Disclosure Schedule contains a list, as of the date of this Agreement, of all jurisdictions (whether foreign or domestic) in which Redfield files Tax Returns. No claim has ever been made by a Taxing Authority in a jurisdiction (including, but not limited to, any foreign jurisdiction) where Redfield does not file Tax Returns that it is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

(b) The Redfield Financial Statements fully accrue all actual and contingent Liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP. Redfield has established, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all unpaid Taxes through the date of this Agreement and Redfield has disclosed the dollar amount of such reserves to Gevo Development on or prior to the date of this Agreement. No Taxes have been incurred since the date of the Balance Sheet other than in the ordinary course of business. All estimated Taxes through the date of the Balance Sheet have been paid in full.

(c) No Redfield Return has ever been examined or audited by any Governmental Body. Redfield has made available to Gevo Development accurate and complete copies of all audit reports and similar documents (to which Redfield has access) relating to Redfield Returns. No extension or waiver of the limitation period applicable to any Redfield Returns has been granted (by Redfield or any other Person), and no such extension or waiver has been requested from Redfield.

(d) No claim or Proceeding is pending or has been threatened against or with respect to Redfield in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Redfield with respect to any Tax (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Redfield and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Redfield except liens for current Taxes not yet due and payable.

(e) Redfield has not, at any time, been a member of a group (including an affiliated group, within the meaning of Section 1504 of the Code) with which it has filed or been included in a combined, consolidated or unitary income Tax Return, other than a group of which Redfield is or was the common parent. Redfield is not, nor has it ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. Redfield is not liable for the Taxes of any taxpayer under Treasury Laws Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract (including any tax allocation agreement, tax sharing agreement or tax indemnity agreement), or otherwise for any taxable period beginning before the date of this Agreement. Notwithstanding the foregoing, all tax sharing, tax indemnity or similar agreements or arrangements to which Redfield has been a party have been terminated.

(f) Redfield will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date of this Agreement as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the date of this Agreement;

(ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the date of this Agreement;

(iii) intercompany transactions or any excess loss account described in the Treasury Laws under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv) installment sale or open transaction disposition made on or prior to the date of this Agreement; or

(v) prepaid amount received on or prior to the date of this Agreement.

(g) Redfield has withheld all amounts of Taxes required to be withheld from its employees, agents, contractors, nonresidents, creditors, equityholders and third parties (each a “Withholding Payee”) and remitted such amounts to the proper authorities; and filed all federal, state, local and foreign returns and reports with respect to Withholding Payee income Tax withholding, and social security and unemployment Taxes or other payroll Tax withholding, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws, domestic or foreign.

(h) Redfield does not have any permanent establishment in any foreign country.

(i) Redfield is not and has never been a party to any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Laws or any reportable transaction within the meaning of Section 6011, Section 6111 and Section 6112 of the Code and the Treasury Laws thereunder.

5.16 Employee Benefits Plans.

(a) Part 5.16(a) of the Redfield Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of each Employee Plan. Each Employee Plan is and at all times has been maintained, funded, operated and administered, and Redfield has performed all of its obligations under, and is currently in compliance with the terms of, both as to form and operation, each Employee Plan, in each case in all material respects in accordance with the terms of such Employee Plan and in compliance with all applicable Laws imposed or administered by any Governmental Body with respect to each of the Employee Plans, including ERISA and the Code. Each Employee Plan intended to qualify under Section 401 of the Code has received a favorable determination letter as to its qualification, including the legal requirements as changed by applicable Laws, at least through the Economic Growth Tax Relief and Reconciliation Act (“EGTRRA”), the plans have been amended in good faith for all post-EGTRRA requirements, including the Pension Protection Act of 2006, and nothing has occurred that would reasonably be expected to materially adversely affect such qualification or that would adversely affect Redfield’s ability to submit a timely request for and to obtain an updated determination letter or opinion letter from the U.S. Internal Revenue Service that each such plan is currently so qualified. All contributions to, and payments from, each Employee Plan which may have been required to be made in accordance with the terms of any such Employee Plans and, where applicable, the Laws which govern such Employee Plans, have been made in a timely manner. All material reports, Tax Returns and similar documents with respect to any Employee Plans required to be filed with any Governmental Body or distributed to any Employee Plan participants have been duly filed on a timely basis or distributed. There are no pending investigations by any Governmental Body involving or relating to any Employee Plans, no pending or, to the Knowledge of Redfield, threatened claims (except for claims for benefits payable in the normal operation of the Employee Plans) or Proceedings against or relating to any Employee Plans or asserting any rights or claims to benefits under any Employee Plans which could give rise to a Liability of Redfield, nor are there any facts that could give rise to any such Liability in the event of any such investigation, claim or Proceeding.

(b) No Employee Plan is or has ever been (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) subject to Title IV or Section 302 of ERISA, (iii) subject to Code Section 412 or 430; (iv) sponsored by more than one employer within the meaning of Section 4063 or 4064 if ERISA or Section 413(c) of the Code or (v) a single employer plan within the meaning of Section 4001(a)(15) of ERISA.

(c) No Employee Plan provides medical, health, dental or life benefits (whether or not insured), after an employee’s termination of employment other than COBRA Coverage and other coverage required by applicable Law, the full cost of which is borne by the former employee of Redfield and/or his or her qualified beneficiaries or medical, health, dental, life or pension benefits to any nonemployee. There are no Liens imposed on any of Redfield’s assets or properties under ERISA or the Code and no act or omission has occurred that could result in such Liens.

(d) With respect to each welfare plan, all claims incurred by Redfield and the ERISA Affiliates are fully insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims.

(e) Redfield does not and has not ever maintained a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code.

(f) The execution of, and performance of the Contemplated Transactions will not constitute an event under any Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.

5.17 Labor.

(a) Each employee of Redfield is employed “at will.” Redfield is not nor has it ever been a party to or bound by any labor or collective bargaining agreement, nor is any such agreement being negotiated by Redfield. No labor strike, dispute, slowdown, stoppage, unresolved employee grievance or labor arbitration Proceeding has occurred in the last five years or is pending, or, to the Knowledge of Redfield, has been threatened, against Redfield. No current union organizing activities or other attempts to organize or establish a labor union, employee organization, works counsel or labor organization or group involving the employees of Redfield has occurred in the last five years, is in progress or, to the Knowledge of Redfield, is threatened. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the Contemplated Transactions. Redfield is not a federal or state contractor.

(b) There are no claims pending or, to the Knowledge of Redfield, threatened against Redfield before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency, or arbitrator relating to any labor, safety, employee benefit, or employment matters or under any workers’ compensation or long-term disability plan or policy. Redfield does not have any unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, the Health Insurance Portability and Accountability Act, or any state or local Law governing health care coverage or the extension or continuation of such coverage, other than the payment of benefits in the ordinary course of business.

(c) None of the current or former independent contractors of Redfield could be reclassified as an employee and no current or former employees classified as “exempt” from overtime requirements could be reclassified as nonexempt.

5.18 Real Property.

(a) Part 5.18(a) of the Redfield Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete legal description of the Owned Real Property, including the correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Redfield has an ownership interest. Redfield has good, merchantable and marketable, indefeasible, fee simple title to the Owned Real Property. Use of the Owned Real Property for the various purposes for which it is being used is permitted as of right under all applicable planning, building and zoning Laws and is not subject to “permitted nonconforming” use or structure classifications.

(b) Part 5.18(b) of the Redfield Disclosure Schedule lists, as of the date of this Agreement (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the terms (referencing applicable renewal periods) and rental payment amounts (including all escalations) pertaining to each such parcel of Leased Real Property and (iv) the current use of each such parcel of Leased Real Property. Each of the Real Property Leases is in full force and effect, and neither Redfield nor the landlord under any Real Property Lease is in default under any Real Property Lease, and there exist no facts or circumstances that, with the passage of time or the giving of notice, or both, would constitute a default or breach by either Redfield or the landlord under any Real Property Lease.

(c) The Real Property constitutes all the real property on which Redfield currently conducts its business. There exists no material violation of any Laws (including any building, planning or zoning Laws) or Orders relating to any of the Real Property. Redfield is in peaceful and undisturbed possession of each parcel of Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used. All existing water, sewer, steam, gas, electricity, HVAC, telephone, cable, fiber optic cable, Internet access and other utilities required for the construction, use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of Redfield’s business as currently conducted and as currently proposed to be conducted. To the Knowledge of Redfield, there are no material latent defects or material adverse physical conditions affecting the Real Property or any of the Facility, buildings, component parts, other constructions, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property. Except as set forth on Part 5.18(c) of the Redfield Disclosure Schedule, the Facility, buildings, component parts, other constructions, structures, erections and improvements on the Real Property are in good condition and repair, subject to ordinary wear and tear.

(d) Except for the property listed on Part 5.18(d) of the Redfield Disclosure Schedule, Redfield has not licensed, leased, subleased or otherwise granted rights with respect to any parcel or any portion of any parcel of Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has Redfield assigned its interest under any Real Property Lease to any third party.

(e) With respect to each of the Real Property Leases, Redfield has not exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise by a lessor, landlord or licensor of, any option, termination right, right of first offer or right of first refusal contained in any such Real Property Lease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Real Property Options”). Redfield has (and following consummation of the Contemplated Transactions, will continue to have) the full right to exercise any Real Property Options contained in the leases and subleases pertaining to the Leased Real Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the full benefit of such Real Property Options with respect thereto.

(f) There are no condemnation Proceedings, expropriation Proceedings or eminent domain Proceedings of any kind pending or, to the Knowledge of Redfield, threatened against the Real Property.

(g) All the Real Property is occupied under a valid and current certificate of occupancy or similar permit, the Contemplated Transactions will not require the issuance of any new or amended certificate of occupancy and there are no facts that would prevent the Real Property from being occupied by Redfield after the Closing in the same manner as occupied by Redfield immediately prior to the Closing.

(h) All improvements on the Real Property constructed by or on behalf of Redfield or constructed by or on behalf of any other Person, were constructed in compliance with all applicable Laws and Orders (including any building, planning or zoning Laws) affecting such Real Property.

(i) No improvements on any Real Property and none of the current uses and conditions thereof violate any Laws, Orders, Liens, applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, building, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those which are transferable with any Real Property, are required by any Governmental Body having jurisdiction over any Real Property.

(j) To the Knowledge of Redfield, all improvements on any Real Property are wholly within the lot limits of such Real Property and do not encroach on any adjoining premises or Lien benefiting such Real Property, and there are no encroachments on any Real Property or any easement, servitude or property right or benefit appurtenant thereto by any improvements located on any adjoining premises.

(k) The rent set forth in each Real Property Lease is the actual rent being paid thereunder, and there are no separate agreements or understandings with respect to the rent or other consideration payable under any such Real Property Lease.

(l) To the Knowledge of Redfield, there is no existing, pending or threatened (i) widening, change of grade or limitation on the use of streets, roads or highways abutting any Real Property, (ii) special Tax or assessment to be levied against any Real Property, or (iii) change in the zoning classification or permitted use of any Real Property.

5.19 Environmental Matters.

(a) Redfield is in compliance with all applicable Environmental Laws, which compliance includes the possession by Redfield of all Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, as necessary for the operation, ownership, and use of the Facility, the Owned Real Property, and the Leased Real Property.

(b) Redfield has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Redfield is not in compliance with any Environmental Law, and, to the Knowledge of Redfield, there are no circumstances that may prevent or interfere with either Redfield’s or Gevo Development’s compliance with any Environmental Law, which includes but is not limited to continued compliance during ethanol production following commencement of the Retrofit Phase, preparation, development and construction of the Retrofits, and isobutanol production following commencement of the Operational Phase.

(c) To the Knowledge of Redfield, no current or prior owner of any property leased or controlled by Redfield has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Redfield is not in compliance with, or has any liability under, any Environmental Law.

(d) Part 5.19(d) of the Redfield Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and/or audits relating to premises currently or previously owned or operated by Redfield (whether conducted by or on behalf of Redfield or a third party, and whether done at the initiative of Redfield or directed by a Governmental Body or other third party) which were issued or conducted during the past five years and which Redfield has possession of or access to. A complete and accurate copy of each such document has been provided to Gevo Development.

(e) Redfield has not entered into or agreed to enter into, nor has any present intent to enter into, any Order, and Redfield is not subject to any Order, which in either case relates to compliance with any applicable Environmental Law or the release of Materials of Environmental Concern into the environment.

(f) Redfield has not at any time been subject to any Proceeding pursuant to, or paid any fines or penalties pursuant to, applicable Environmental Laws. Redfield is not subject to any Liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of Redfield or the Representatives thereof or arising out of the ownership, use, control or operation by Redfield of any plant, Facility, site, area or property (including any plant, Facility, site, area or property currently or previously owned or leased by Redfield) from which any Material of Environmental Concern was released into the environment.

(g) No improvement or equipment included in the property or assets of Redfield contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers on or under any property or asset. Redfield has not imported, received, manufactured, produced, processed, labeled, or shipped, stored, used, operated, transported, treated or disposed of any Materials of Environmental Concern other than in compliance with all Environmental Laws.

5.20 Insurance. Part 5.20 of the Redfield Disclosure Schedule sets forth, as of the date of this Agreement, an accurate and complete list of all certificates of insurance, binders for insurance policies and insurance maintained by Redfield, or under which Redfield has been the beneficiary of coverage at any time within the past five years. All premiums due and payable under such insurance policies have been paid. Redfield has no Knowledge of any threatened termination of, or material premium increase with respect to, any of those policies. Part 5.20 of the Redfield Disclosure Schedule further sets forth, as of the date of this Agreement, an accurate and complete list of all claims asserted by Redfield pursuant to any such certificate of insurance, binder or policy since January 1, 2006, and describes the nature and status of the claims. Redfield has not failed to give in a timely manner any notice of any claim that may be insured under any certificate of insurance, binder or policy required to be listed in Part 5.20 of the Redfield Disclosure Schedule and there are no outstanding claims which have been denied or disputed by the insurer. The certificates of insurance, binders and policies listed in Part 5.20 of the Redfield Disclosure Schedule (taken together) are of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to fully insure Redfield against insurable Damages to its business, properties, assets and operations. Redfield has never maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.

5.21 Relationships with Affiliates. No manager or officer or, to Redfield’s Knowledge, any equity owner or other Affiliate of Redfield has, or since January 1, 2006 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Redfield’s business. No manager or officer or, to Redfield’s Knowledge, any equity owner or other Affiliate of Redfield owns, or since January 1, 2006 has owned, (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a financial interest in any transaction with Redfield or (b) engaged in competition with Redfield with respect to any line of the products or services of Redfield in any market presently served by Redfield, except for less than 1% of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 5.21 of the Redfield Disclosure Schedule, no equity owner, manager, officer or other Affiliate of Redfield is a party to any Contract with, or has any claim or right against, Redfield.

5.22 Redfield Board and Current Member Actions. As of the date of this Agreement, this Agreement, the Related Agreements and the Contemplated Transactions have been duly approved by the Redfield Board and the affirmative vote of such Current Members of Redfield as required by the Act, other applicable Laws and the Redfield Constituent Documents.

5.23 Manufacturing and Marketing Rights. Except as set forth on Part 5.23 of the Redfield Disclosure Schedule, Redfield has not granted rights to manufacture, produce, assemble, license, market or sell its products or services to any other Person and is not bound by any agreement that affects Redfield’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products and services.

5.24 Customers and Suppliers. Part 5.24 of the Redfield Disclosure Schedule sets forth, as of the date of this Agreement, an accurate and complete list of (a) each customer that accounted for more than $100,000 of revenue of Redfield during the six-month period ended February 28, 2011 and the amount of revenues accounted for by each such customer during that period and (b) each supplier that is the sole supplier of any material product, service or other tangible or intangible property or license rights to Redfield. There exists no actual, and Redfield has no Knowledge of any threatened, termination, cancellation or material limitation of, or any material change in, the business relationship of Redfield with any customer, supplier, group of customers or group of suppliers listed in Part 5.24 of the Redfield Disclosure Schedule.

5.25 Finder’s Fee. No broker, finder, investment banker, valuation firm or any other Person is entitled to any brokerage, finder’s or other fee or commission from Redfield in connection with the Contemplated Transactions.

5.26 Disclosure. Neither this Agreement, the Redfield Disclosure Schedule, any Related Agreement or any other agreement, document, certificate, schedule or instrument delivered or executed in connection herewith or therewith (a) contains any representation or warranty by Redfield or information regarding Redfield that is false or misleading with respect to any material fact or (b) omits to state any material fact necessary in order to make the representations, warranties and information regarding Redfield contained herein and therein, in light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF GEVO DEVELOPMENT

Except as set forth on the Gevo Development Disclosure Schedule, which shall qualify the representations and warranties of Gevo Development set forth in this Article 6 and which shall be organized in parts corresponding to the numbering in this Article 6 with disclosures in each part specifically corresponding to or cross-referencing another part of Gevo Development Disclosure Schedule specifically corresponding to a particular Section and Subsection of this Article 6, Gevo Development represents and warrants to Redfield as of the date of this Agreement and as of the first day of the Retrofit Phase as follows:

6.1 Corporate Existence and Power. Gevo Development is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted. Gevo Development is duly qualified to do business and is in good standing as a limited liability company in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Gevo Development.

6.2 Authority; Binding Nature of Agreement. Gevo Development has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and under the Related Agreements. The execution, delivery and performance by Gevo Development of this Agreement and any Related Agreement has been duly authorized by all necessary action on the part of Gevo Development. This Agreement constitutes, and each of the Related Agreements when executed and delivered by the parties thereto will constitute, the legal, valid and binding obligation of Gevo Development, enforceable against Gevo Development in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

6.3 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement or any Related Agreement, nor the consummation of any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of any organizational document of Gevo Development;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Gevo Development, or any of the assets owned, used or controlled by Gevo Development, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Gevo Development or that otherwise relates to the business of Gevo Development or to any of the assets owned, used or controlled by Gevo Development;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which Gevo Development is a party, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract, (ii) accelerate the maturity or performance of any such Contract or (iii) cancel, terminate or modify any such Contract; or

(e) result in the imposition or creation of any Lien upon or with respect to any asset owned or used by Gevo Development.

6.4 Intellectual Property. Gevo Development either owns or possesses sufficient legal rights to all Technology and Proprietary Rights necessary to conduct its business as it is currently conducted and as currently proposed to be conducted, free and clear of any Liens (other than licenses granted in the ordinary course of business). There are no outstanding options, licenses or rights in any Technology or Proprietary Rights granted by Gevo Development to any other Person, which would conflict with any rights to be granted to Redfield pursuant to the License Agreement. Gevo Development has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in its trade secrets. All employees and contractors of Gevo Development who made a material contribution to the creation or development of Technology or Proprietary Rights for Gevo Development or otherwise have access to material Technology or Proprietary Rights of Gevo Development have signed agreements containing intellectual property assignments and confidentiality provisions. To Gevo Development’s Knowledge, Gevo Development is not violating, misappropriating, or infringing the Proprietary Rights of any other Person. Gevo Development has not received any written communications alleging that Gevo Development has violated, infringed upon, or misappropriated any of the Proprietary Rights of any other Person. To Gevo Development’s Knowledge, no third party is infringing, misappropriating or otherwise violating any Proprietary Rights of Gevo Development.

6.5 Purchase for Own Account. The Class G Units to be purchased by Gevo Development hereunder are being acquired for investment for Gevo Development’s own account, not as a nominee or agent, and not with a view to or for resale or distribution thereof. Gevo Development has not been formed for the specific purpose of acquiring the Class G Units.

6.6 Accredited Investor Status. Gevo Development is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

6.7 Finder’s Fee. No broker, finder, investment banker, valuation firm or any other Person is entitled to any brokerage, finder’s or other fee or commission from Gevo Development in connection with the Contemplated Transactions.

6.8 Financial Ability. Gevo Development has all funds or financing in place necessary to pay and deliver to Redfield all of the consideration due pursuant to this Agreement at Closing and to pay any and all Retrofit Costs.

6.9 Disclosure. Neither this Agreement, the Gevo Development Disclosure Schedule, any Related Agreement or any other agreement, document, certificate, schedule or instrument delivered or executed in connection herewith or therewith (a) contains any representation or warranty by Gevo Development or information regarding Gevo Development that is false or misleading with respect to any material fact or (b) omits to state any material fact necessary in order to make the representations, warranties and information regarding Gevo Development contained herein and therein, in light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

ARTICLE 7.

TERMINATION

7.1 Termination Events. This Agreement may be terminated:

(a) at any time by mutual written consent of Gevo Development and Redfield;

(b) by either Gevo Development or Redfield, if there shall be any Law enacted that makes consummation of the Contemplated Transactions illegal, or if any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of such transactions shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) must have used all reasonable efforts to remove any such Order;

(c) by Gevo Development, if any of Redfield’s representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or as of the first day of the Retrofit Phase, or if any of Redfield’s covenants contained in this Agreement shall have been breached in any material respect; provided, however, that Gevo Development may not terminate this Agreement under this Section 7.1(c) on account of an inaccuracy in Redfield’s representations and warranties or on account of a breach of a covenant by Redfield if such inaccuracy or breach is curable by Redfield unless Redfield fails to cure such inaccuracy or breach within a reasonable period of time after receiving written notice from Gevo Development of such inaccuracy or breach;

(d) by Redfield, if any representations and warranties of Gevo Development contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or as of the first day of the Retrofit Phase, or if any covenants of Gevo Development contained in this Agreement shall have been breached in any material respect; provided, however, that Redfield may not terminate this Agreement under this Section 7.1(d) on account of an inaccuracy in the representations and warranties of Gevo Development or on account of a breach of a covenant by Gevo Development if such inaccuracy or breach is curable unless Gevo

Development fails to cure such inaccuracy or breach within a reasonable period of time after receiving written notice from Redfield of such inaccuracy or breach;

(e) by Gevo Development if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on Redfield or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on Redfield;

(f) by Gevo Development, if a Redfield Termination Event shall have occurred; and

(g) by Redfield, if a Gevo Development Termination Event shall have occurred.

7.2 Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 7.1, it shall deliver to the other party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

7.3 Effect of Termination. If this Agreement is terminated pursuant to Section 7.2, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or Liability arising from any prior breach by such party of any representation, warranty, covenant or other provision of this Agreement or any Related Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Article 9 and Sections 10.2 through 10.15 of this Agreement; and (c) no party shall be liable for any consequential or punitive Damages.

7.4 Term. Unless earlier terminated by either party pursuant to Section 7.2, this Agreement shall remain in full force and effect for so long as Gevo Development or its Affiliates own the Class G Units.

7.5 Expenses. All fees and expenses incurred in connection with this Agreement, the Related Agreements and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated.

7.6 Forfeiture of Class G Units. In the event that (a) prior to the Operational Phase, the parties mutually agree that Gevo Development is unable to complete the Performance Testing Phase solely as a result of the failure of the Licensed Technology, and Gevo Development is unable to replace or modify the Licensed Technology in order to complete the Performance Testing Phase or (b) an Order by a Governmental Body of competent jurisdiction permanently preventing or prohibiting Redfield from using the Licensed Technology as permitted under the License Agreement shall have become final and nonappealable, and Gevo Development is unable to either (i) procure for Redfield the right to continue using the Licensed Technology as permitted under the License Agreement or (ii) replace or modify the Licensed Technology so that it becomes non-infringing without materially affecting functionality, Gevo Development agrees to forfeit the Class G Units and Redfield agrees to promptly transfer ownership of all tangible assets and improvements that constitute Facility Improvements and are physically capable of removal (excluding those

Facility Improvements that, if removed, would substantially impede Redfield’s ability to produce ethanol) to Gevo Development.

ARTICLE 8.

INDEMNIFICATION

8.1 Survival of Representations, Etc.

(a) The representations and warranties contained in this Agreement, any Related Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith and therewith shall survive the Closing indefinitely. All of the covenants, agreements and obligations of the parties contained in this Agreement shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

(b) The representations, warranties, covenants and obligations of each party, and the rights and remedies that may be exercised by a party shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of such parties. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Article 8, or other remedy based on such representations, warranties, covenants, and obligations.

(c) Notwithstanding anything herein to the contrary, the representations and warranties of each party contained in this Agreement shall, for purposes of the indemnifying parties’ obligations pursuant to this Article 8, be deemed to be made as of the date of this Agreement and as of the first day of the Retrofit Phase (except to the extent any such representation or warranty expressly speaks of an earlier date).

8.2 Indemnification by Redfield. Redfield hereby agrees to indemnify and hold harmless each Gevo Development Indemnitee from and against any Damages which are directly or indirectly suffered or incurred by any Gevo Development Indemnitee or to which any Gevo Development Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:

(a) any inaccuracy in, breach or alleged breach of any representation or warranty of Redfield contained in this Agreement, any Related Agreement, the Redfield Disclosure Schedule, or any other document, certificate, schedule or instrument delivered or executed in connection herewith or therewith, in each case, without giving effect to any knowledge, materiality, “Material Adverse Effect” or any similar qualification contained or incorporated directly or indirectly in such representation or warranty;

(b) any breach or alleged breach of any covenant or obligation of Redfield contained in this Agreement, any Related Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith or therewith;

(c) any Proceeding relating to any matter referred to in clauses (a) and (b) above (including any Proceeding commenced by any Gevo Development Indemnitee for the purpose of enforcing any of its rights under this Article 8); and

(d) any failure by Redfield to comply with reporting requirements under the applicable provisions of the Exchange Act (it being understood that for the purposes of this Section 8.2(d), any Damages incurred by Redfield shall also be considered Damages of Gevo Development).

8.3 Indemnification by Gevo Development. Gevo Development hereby agrees to indemnify and hold harmless each Redfield Indemnitee from and against any Damages which are directly or indirectly suffered or incurred by any Redfield Indemnitee or to which any Redfield Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:

(a) any inaccuracy in, breach or alleged breach of any representation or warranty of Gevo Development contained in this Agreement, any Related Agreement, Gevo Development Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith or therewith, in each case, without giving effect to any knowledge, materiality, “Material Adverse Effect” or any similar qualification contained or incorporated directly or indirectly in such representation or warranty;

(b) any breach or alleged breach of any covenant or obligation of Gevo Development contained in this Agreement, any Related Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith or therewith;

(c) any Proceeding relating to any matter referred to in clauses (a) and (b) above (including any Proceeding commenced by any Redfield Indemnitee for the purpose of enforcing any of its rights under this Article 8); and

(d) any claim by Butamax Advanced Biofuels LLC against any Redfield Indemnitee that the use of any Technology licensed under the License Agreement (the “Licensed Technology”) infringes U.S. Patent No. 7,851,188 B2 (the “Asserted Patent”), provided that Gevo Development will have no obligation to indemnify as provided herein to the extent the claim is based on: (i) the use of the Licensed Technology other than as permitted under the License Agreement; (ii) modification of the Licensed Technology by anyone other than Gevo Development or Gevo; or (iii) use of the Licensed Technology in combination with any other Technology, functionality, product, or process not provided by Gevo Development or Gevo, where but for such combination, the Licensed Technology would not infringe the Asserted Patent. In addition, if a claim is brought against any Redfield Indemnitee based on the Asserted Patent as described above, Gevo Development may, at its option and expense, either (A) procure for Redfield the right to continue using the Licensed Technology or (B) replace or modify the Licensed Technology so that it becomes non-infringing without materially affecting functionality.

8.4 Procedure for Establishment of Claims.

(a) If any claims are asserted by any party which is entitled to indemnification hereunder (the “Indemnified Party”), which, if sustained, could result in an indemnifiable claim by a party (an “Indemnifiable Claim”), the Indemnified Party shall promptly notify in writing the party responsible for such indemnification hereunder (the “Indemnifying Party”) of such claim giving the particulars thereof. Such timely notice shall be a condition precedent to the Indemnifying Party’s obligations to provide indemnification hereunder only to the extent that the Indemnified Party’s failure to give such timely notice prejudices or impairs the Indemnifying Party’s ability to defend, compromise or verify such claim. If the Indemnifying Party, within a period of 30 days after the giving of the Indemnified Party’s notice, does not give written notice to the Indemnified Party announcing its intent to contest the assertion of the Indemnified Party, such assertion of the Indemnified Party shall be deemed accepted and the amount of the Indemnifiable Claim shall be deemed established. If such notice is given to the Indemnified Party within such 30-day period, then at any time thereafter a party may commence a dispute resolution proceeding in accordance with Article 9 hereof to resolve the contested assertion of an Indemnifiable Claim.

(b) With respect to third-party claims, the Indemnified Party shall extend to the Indemnifying Party a reasonable opportunity to defend against such claim, at the Indemnifying Party’s sole expense and through counsel reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to defend any third-party claim, the Indemnifying Party shall conduct the defense of such claim actively and diligently and keep the Indemnified Party reasonably informed of material developments at all stages thereof. The Indemnified Party, at its option and expense, shall have the right to participate in any defense undertaken by the Indemnifying Party with legal counsel of its own selection. No settlement or compromise of any claim which may result in an Indemnifiable Claim may be made by the Indemnifying Party without the prior written consent of the Indemnified Party unless (i) any judgment, settlement or other relief is solely for monetary damages that are paid fully by the Indemnifying Party on behalf of the Indemnified Party; (ii) there is no finding or admission by the Indemnified Party of any violation of applicable Law; (iii) such settlement expressly and unconditionally releases such Indemnified Party and its Affiliates from all Liabilities with respect to such claim, with prejudice; (iv) at the time of such settlement or compromise the Indemnifying Party acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses; and (v) the Indemnified Party is furnished with security reasonably satisfactory to the Indemnified Party that the Indemnifying Party will, in fact, pay such amount and expenses.

(c) Upon final determination by the parties, or by the arbitration panel pursuant to Section 9.2, that a party is entitled to indemnification under this Article 8, the Indemnifying Party will promptly pay or reimburse, as appropriate, the Indemnified Party for any Damages to which it is entitled to be indemnified hereunder. Neither party will permit or exercise any right of set-off against the other party until such final determination is made.

ARTICLE 9.

DISPUTE RESOLUTION

9.1 Procedures. The parties agree that if any dispute or controversy, other than a matter for which a party is entitled to specific performance or injunctive relief, arises out of this Agreement or any Related Agreement or the performance, breach, validity, interpretation or enforcement thereof, it is in the best interests of the parties for such dispute or controversy to be resolved in the shortest time and with the lowest cost of resolution practicable. Consequently, the parties agree to resolve any dispute or controversy (other than a matter for which a party is entitled to specific performance or injunctive relief) as follows (a) the members of the Joint Venture Committee will meet to discuss and attempt to resolve the dispute or controversy, (b) if the dispute or controversy is not resolved as contemplated by clause (a), then senior executives representing each of Redfield and Gevo Development will meet to discuss and attempt to resolve the dispute or controversy with the understanding that (i) the Representative of Gevo Development shall be the final decision maker regarding the scope, schedule and cost of the Retrofit, including all matters related to the production of isobutanol and (ii) the Representative of Redfield shall be the final decision maker regarding any issues that affect ethanol production or operations during the Retrofit Phase, (c) if the dispute or controversy is not resolved as contemplated by clause (a) or (b), the dispute or controversy will be escalated to the Redfield Board for resolution at a regular or special meeting by a majority vote of the Redfield Board, including the approval of at least one representative of Gevo Development, or such other vote required by the Amended LLC Agreement and (d) if the dispute or controversy is not resolved as contemplated by clause (a), (b) or (c), a party may pursue binding arbitration with respect to such dispute pursuant to Section 9.2.

9.2 Arbitration. Except as otherwise specifically provided in this Agreement:

(a) Binding Arbitration. To the extent that the dispute resolution procedures set forth in Section 9.1 are unsuccessful, all disputes and controversies arising out of or relating to this Agreement, the Related Agreements or any of the other documents to be delivered hereunder, or the performance, breach, validity, interpretation or enforcement thereof, will be resolved by binding arbitration in accordance with Title 9 of the U.S. Code (United States Arbitration Act) and the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(b) Notice; Selection of Arbitrators. A party may initiate arbitration by sending written notice of its intention to arbitrate to the other parties and to the AAA office located in the State of Colorado (the “Arbitration Notice”). The Arbitration Notice will contain a description of the dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in State of Colorado before three independent and impartial arbitrators with experience in the subject matter of the dispute. Each party will be entitled to select one arbitrator, and the two individuals so selected will select the third arbitrator.

(c) Procedures. Except as otherwise specifically provided herein, the arbitration and any discovery conducted in connection therewith will be conducted in accordance with the Rules. The arbitrators’ authority to make any award will be based on and limited by the Laws of the State of Delaware and the terms and conditions of this Agreement and the Related Agreements. The arbitrators will deliver their decision in writing, together with a summary of the reasons for their decision, including citations to legal authority to the extent appropriate. The decision of the arbitrators will be final and binding on all parties and their successors and permitted assignees. A judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The parties intend that this agreement to arbitrate be irrevocable.

(d) Hearings; Decisions. The panel of arbitrators will be selected no later than 45 days after the date of the Arbitration Notice. The parties will request that the arbitration hearing commence no later than three months after the panel of arbitrators is selected and that the arbitrators render their decision no later than 30 days after the close of the hearing, in accordance with AAA Rules.

(e) Fees and Costs of Arbitration. The arbitrators’ fees and costs will conform to the then-current AAA fee schedule and will be borne equally by Gevo Development and Redfield.

ARTICLE 10.

MISCELLANEOUS PROVISIONS

10.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.

10.2 Attorneys’ Fees. If any action or Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when received if hand delivered, (b) on the first Business Day of confirmation by sender of receipt if sent by facsimile or (c) on the first Business Day after being sent by registered overnight mail, return receipt requested, by overnight courier or by overnight express delivery service, to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

Redfield:

Redfield Energy, LLC

PO Box 111

38650 171st Street

Redfield, SD 57469

Attention: Tom Hitchcock, Chief Executive Officer

with a mandatory copy to (which copy shall not constitute notice):

Gillette Law Office, PC

701 Main Street

PO Box 60

Redfield, SD 57469

Attention: Paul J. Gillette

Gevo Development:

Gevo Development, LLC

345 Inverness Drive South

Building C, Suite 310

Englewood, CO 80112

Attention: Brett Lund, General Counsel

with a mandatory copy to (which copy shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP

4747 Executive Drive, 12th Floor

San Diego, CA 92121

Attention: Teri O’Brien, Esq. and Deyan P. Spiridonov, Esq.

10.4 Time of the Essence. Time is of the essence of this Agreement.

10.5 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.7 Governing Law. This Agreement and the Related Agreements shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). Neither party shall assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person without the consent of the other party, which consent may not be unreasonably withheld or delayed.

10.9 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

10.10 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

10.12 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.13 Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto, the Gevo Development Indemnitees, the Redfield Indemnitees and their respective successors and assigns (if any).

10.14 Entire Agreement. This Agreement, the Related Agreements and the Confidentiality Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

10.15 Construction; Interpretation. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or

Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The term “including” means “including, without limitation” and is intended by way of example and not limitation. Any reference to a statute is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

REDFIELD ENERGY, LLC,
a South Dakota limited liability company

By:	/s/ Tom Hitchcock

Name:	Tom Hitchcock
Title:	Chief Executive Officer

GEVO DEVELOPMENT, LLC,
a Delaware limited liability company

By:	/s/ Patrick R. Gruber

Name:	Patrick R. Gruber
Title:	Executive Chairman

[SIGNATURE PAGE TO ISOBUTANOL JOINT VENTURE AGREEMENT]

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“AAA” has the meaning specified in Section 9.2(a).

“Act” means Chapter 47-34a of the South Dakota Statutes, as amended from time to time (or any corresponding provision or provisions of any succeeding law).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Agreement” has the meaning specified in the Preamble.

“Amended LLC Agreement” means the Amended and Restated Operating Agreement, dated January 29, 2009, of Redfield, as amended on the date hereof.

“Arbitration Notice” has the meaning specified in Section 9.2(b).

“Asserted Patent” has the meaning specified in Section 8.3(d).

“Balance Sheet” has the meaning specified in Section 5.7(a).

“Bankruptcy or Insolvency Event” means any of the following events: (a) dissolution (other than pursuant to a consolidation, amalgamation or merger), (b) becoming insolvent or unable to pay its debts or failing to or admitting in writing its inability to pay its debts as they become due; (c) making a general assignment or arrangement with or for the benefit of its creditors; (d) institution against it of a Proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency Law or other similar Law affecting creditors’ rights, or the presenting of a petition for its winding-up or liquidation that either (i) results in a judgment of insolvency or bankruptcy or the entry of an Order for relief or the making of an Order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained, including by virtue of a deposit of the claimed amount, in each case within 60 days of the institution or presentation thereof; (e) passing of a resolution for its winding-up, dissolution or liquidation (other than pursuant to a consolidation, amalgamation or merger); (f) seeking or becoming subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (g) having a secured party take possession of all or substantially all its assets or having a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, including by virtue of a deposit of the claimed amount, in each case within 60 days thereafter; or (h) taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“BBS” has the meaning specified in Section 4.3(g).

“Business Day” means a day other than Saturday or Sunday and on which commercial banks are permitted by applicable Laws to be open for business in New York, New York.

ii

“Certificate of Organization” means the certificate of organization of Redfield as amended or restated and filed with the South Dakota Secretary of State pursuant to the Act.

“Class A Units” means the Class A units of membership interest of Redfield.

“Class B Units” means the Class B units of membership interest of Redfield.

“Class C Preferred Units” means the Class C preferred units of membership interest of Redfield.

“Class G Units” means the Class G units of membership interest of Redfield.

“Closing” has the meaning specified in Section 1.2(b).

“COBRA Coverage” means continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA and any applicable Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning specified in Section 4.5(b).

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the transactions contemplated by this Agreement and each of the Related Agreements.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Corrective Permitting Costs” has the meaning specified in Section 3.1(p).

“CSP” has the meaning specified in Section 2.3(f)(ii).

“Current LLC Agreement” means the Amended and Restated Operating Agreement, dated January 29, 2009, of Redfield.

“Current Members” means the Members (as defined in the Current LLC Agreement) of Redfield as of the date hereof.

“Damages” shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“EGTRRA” has the meaning specified in Section 5.16(a).

-iii-

“Employee Plan” means each domestic or foreign plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is at any time sponsored, maintained or administered or required to be sponsored, maintained or administered by, Redfield or any ERISA Affiliate or to which Redfield or any ERISA Affiliate makes or has made or has or has had an (or has a contingent) obligation to make contributions, that provides benefits to the current or former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees or any of the ERISA Affiliates or the dependents or beneficiaries of any of them (whether written or oral), or with respect to which Redfield or any of the ERISA Affiliates has any liability or obligation, including (a) each salary, deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, restricted stock, restricted stock unit, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax qualified under the Code), (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits, and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including plants, wildlife, flora and fauna, biota, ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is, was or would be treated as a single employer with Redfield under Section 414 of the Code.

“Escrow Account” has the meaning specified in Section 2.1(b)(i).

“Escrow Amount” has the meaning specified in Section 2.1(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expected Isobutanol Production Level” has the meaning specified in Section 4.10.

-iv-

“Facility” has the meaning specified in the Recitals.

“Facility Improvements” means new tangible assets and improvements to existing tangible assets which Gevo Development deems necessary to ensure that the Facility performs at full ethanol production capacity, together with all tangible assets related to the Retrofit. For the avoidance of doubt, Facility Improvements shall not include the Retrofit Plans.

“Facility Payments” means the sum of […***…]

“Facility Profits” means […***…] In the event that this calculation yields net losses, such losses shall be the “Facility Losses.”

“Facility Revenue” has the meaning specified in Section 2.1(b)(i).

[…***…]

“GAAP” means United States generally accepted accounting principles, applied on a basis consistent with the basis on which the Redfield Financial Statements were prepared.

“Gevo” has the meaning specified in the Recitals.

“Gevo Competitor” means any Person that is engaged, directly or indirectly (through Affiliates, joint ventures or otherwise), in the research, development, production or commercialization of (a) isobutanol or the plastics, fibers, rubber, other polymers and hydrocarbon fuels that can produced from isobutanol, (b) gasoline blendstocks or (c) other cellulosic biofuels, including, without limitation, the Persons listed on Schedule B to this Agreement.

“Gevo Development” has the meaning specified in the Preamble.

-v-

*Confidential Treatment Requested

“Gevo Development Disclosure Schedule” means the schedule (dated as of the date of the Agreement and modifying the representations and warranties of Gevo Development in Article 6) delivered to Redfield on behalf of Gevo Development on the date of this Agreement.

“Gevo Development Indemnitees” means the following Persons: (a) Gevo Development; (b) Gevo Development’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a) through (c) above.

“Gevo Development Termination Event” means a Bankruptcy or Insolvency Event with respect to Gevo or Gevo Development.

“Gevo Guaranty” has the meaning specified in Section 1.3(c)(iii).

“Gevo Project Manager” shall initially mean […***…], provided that Gevo Development may replace the Gevo Project Manager at any time upon notice to Redfield.

“Governmental Authorization” means any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) direct or indirect right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“ICM” means ICM, Inc.

“ICM Work Agreement” means the Work Agreement, to be entered into by and between Gevo and ICM.

“Indebtedness” has the meaning specified in Section 5.7(b).

“Indemnifiable Claim” has the meaning specified in Section 8.4(a).

“Indemnified Party” has the meaning specified in Section 8.4(a).

“Indemnifying Party” has the meaning specified in Section 8.4(a).

“Interim Balance Sheet” has the meaning specified in Section 5.7(a).

-vi-

*Confidential Treatment Requested

“Isobutanol Minimum Commercial Level” means […***…] gallons of Qualifying Isobutanol per 24-hour period multiplied by the number of 24-hour periods in the respective Testing Period.

“Joint Venture Committee has the meaning specified in Section 2.2(a).

“Knowledge” An individual shall be deemed to have “knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter;

(b) such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties; or

(c) such individual would reasonably be expected to have Knowledge of such fact or matter given the individual’s title, position and day-to-day responsibilities with Redfield.

Redfield shall be deemed to have “knowledge” of a particular fact or other matter if any of the following Persons has Knowledge of such fact or other matter: […***…].

Gevo Development shall be deemed to have “knowledge” of a particular fact or other matter if any of the following Persons has Knowledge of such fact or other matter: […***…] or the Gevo Project Manager.

“Law” means any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” means the real property leased by Redfield as tenant, together with, to the extent leased by Redfield, all buildings and other structures, Facility, component parts or improvements currently or hereafter located thereon, and all easements, servitudes, rights of use, and licenses, and rights and appurtenances relating to the foregoing.

“Liabilities” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

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*Confidential Treatment Requested

“License Agreement” has the meaning specified in Section 2.3(f)(i).

“Licensed Technology” has the meaning specified in Section 8.3(d).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction); provided, however, that the term “Lien” shall not include (a) statutory liens for Taxes, which are not yet delinquent or are being contested by appropriate Proceedings, (b) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers compensation, unemployment insurance, old age pension or other social security programs, (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens and (e) such minor restrictions, defects, irregularities or imperfections of title or Liens as do not materially adversely effect the use or value of the subject property or asset.

“Managing Member” has the meaning specified in the Amended LLC Agreement.

“Marketing Agreement” has the meaning specified in Section 3.3

“Material Adverse Effect” An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on (a) Redfield if, individually or in the aggregate, such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality or knowledge, qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have or give rise to a material adverse effect on (i) the business, financial condition, prospects, capitalization, Facility, assets, liabilities, operations or financial performance of Redfield, (ii) the ability of Redfield to consummate any of the Contemplated Transactions or to perform any of its obligations under this Agreement or any Related Agreement or (iii) Gevo Development’s ability to vote, receive dividends, allocations or distributions with respect to or otherwise exercise ownership rights with respect to the Class G Units; and (b) Gevo Development if, individually or in the aggregate, such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality or knowledge, qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have or give rise to a material adverse effect on (i) the business, financial condition, prospects, capitalization, assets, liabilities, operations or financial performance of Gevo

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Development, or (ii) the ability of Gevo Development to consummate any of the Contemplated Transactions or to perform any of its obligations under this Agreement or any Related Agreement; provided, however, that any adverse change, effect, occurrence, state of fact or development attributable to conditions affecting the U.S. economy as a whole shall not be taken into account in determining if a Material Adverse Effect has occurred to the extent such adverse change, effect, occurrence, state of fact or development does not affect Redfield or Gevo Development in a disproportionate manner when compared to other comparable Entities.

“Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any applicable Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“Operational Phase” has the meaning specified in Section 2.1(b)(iv).

“Order” means any writ, decree, injunction, order, judgment or similar action.

“Owned Real Property” means the real or immovable property in which Redfield has fee title (or equivalent) interest, together with all buildings and other structures, Facility, component parts or improvements currently or hereafter located thereon, and all easements, servitudes, rights of use, and licenses, and rights and appurtenances relating to the foregoing.

“Performance Level” has the meaning specified in the Amended LLC Agreement.

“Performance Testing Phase” means the period, which shall begin on a date that is mutually agreed upon by Redfield and Gevo Development, following the completion of the Retrofit Phase (but in no event more than seven calendar days after the completion of the Retrofit Phase) during which the isobutanol production capabilities of the Facility will be tested during one or more Testing Periods, it being understood that the Performance Testing Phase shall not begin until […***…]

“Person” means any individual, Entity or Governmental Body.

“Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Production Decision” has the meaning specified in Section 3.2(a).

“Project Execution Plan” has the meaning specified in Section 2.2(a).

“Proprietary Rights” means all past, present, and future rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property

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*Confidential Treatment Requested

rights; (e) other proprietary rights in Technology of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

“Purchase Price” has the meaning specified in Section 1.2(a).

“Qualifying Isobutanol” means isobutanol that meets certain specifications, to be set forth in the CSP.

“Real Property” shall mean the Leased Real Property and the Owned Real Property, collectively.

“Real Property Leases” shall mean any and all leases, licenses, occupancy agreements or other instruments pursuant to which Redfield has any rights to use or occupy any Real Property.

“Real Property Options” has the meaning ascribed to that term in Section 5.18(e).

“Redfield” has the meaning specified in the Preamble.

“Redfield Board” means the individuals who are named, appointed or elected as managers of Redfield under the Current LLC Agreement or Amended LLC Agreement, as applicable, acting collectively pursuant to the Current LLC Agreement or Amended LLC Agreement, as applicable.

“Redfield Constituent Documents” has the meaning specified in Section 5.3.

“Redfield Contract” means any Contract, including any amendment or supplement thereto: (a) to which Redfield is a party; (b) by which Redfield or any of their assets are or may become bound or under which Redfield has, or may become subject to, any obligation; or (c) under which Redfield has or may acquire any right or interest.

“Redfield Disclosure Schedule” means the schedule (dated as of the date of the Agreement and modifying the representations and warranties of Redfield in Article 5) delivered to Gevo Development on behalf of Redfield on the date of this Agreement.

“Redfield Financial Statements” has the meaning specified in Section 5.7(a).

“Redfield Indebtedness” has the meaning specified in Section 2.1(b)(ii).

“Redfield Indemnitees” means the following Persons: (a) Redfield; (b) Redfield’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above.

“Redfield Lender(s)” means Great Western Bank, any additional or replacement lender and any member of any lending syndicate pursuant to the terms of the agreements governing the Redfield Indebtedness.

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“Redfield Returns” has the meaning specified in Section 5.15(a).

“Redfield Termination Event” means a Bankruptcy or Insolvency Event with respect to Redfield.

“Related Agreements” means the Amended LLC Agreement, the Marketing Agreement, the License Agreement, the Gevo Guaranty and the Scope of Work Agreement collectively, or each of such documents singularly, and any documents or instruments contemplated by or executed in connection with any of them or any of the Contemplated Transactions.

“Representatives” means officers, managers, directors, employees, agents, subcontractors, attorneys, accountants, financial and other advisors and representatives.

“Retrofit” has the meaning specified in the Recitals.

“Retrofit Costs” has the meaning specified in Section 2.1(a).

“Retrofit Phase” means the period beginning on the earlier of the commencement of any activities related to the Retrofit and the date set forth in the notice provided by Gevo Development pursuant to Section 2.1 of this Agreement and ending on the later of (a) the day that the Retrofit is deemed “substantially complete” under the ICM Work Agreement or (b) the day that all of the conditions precedent to the commencement of the Performance Testing Phase set forth in section 2.1(b)(i) of this Agreement have been satisfied.

“Retrofit Plans” means the project and related engineering plans and designs necessary for the Retrofit of the Facility which shall be developed directly or indirectly by Gevo Development and to which Gevo Development shall own all right, title and interest.

“Rules” has the meaning specified in Section 9.2(a).

“Scope of Work Agreement” has the meaning specified in Section 2.3(f)(iii).

“SDWG Rent” means any payments made to Redfield by the South Dakota Wheat Growers pursuant to that certain Grain Supply Agreement, by and between Redfield and the South Dakota Wheat Growers, dated September 8, 2009, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

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“Tax” or “Taxes” means (a) taxes, charges, fees, imposts, levies, or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Body, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Body in connection with any item described in clause (a) or for failure to file any Tax Return, (c) any successor or transferee liability in respect of any items described in clauses (a) and/or (b) under Treasury Law 1502-6 (or any similar provision of state, local or foreign Law) and (d) any amounts payable under any tax sharing agreement or contractual arrangements.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Technology” means all products, product developments, apparatus, data, databases and data collections, diagrams, inventions (whether or not patentable), know-how, logos, marks, methods, processes, proprietary information, protocols, schematics, specifications, algorithms, software, software code (in source code and executable code), techniques, works of authorship, and other forms of technology.

“Testing Period” has the meaning specified in the Amended LLC Agreement.

“Tie-in Period” has the meaning specified in Section 2.1(a)(ii).

“Treasury Laws” means the Treasury Laws (including temporary Laws) promulgated by the United States Department of Treasury with respect to the Code or other United States federal Tax statutes.

“Withholding Payee” has the meaning specified in Section 5.15(g).

“Working Capital Requirement” has the meaning specified in Section 2.4.

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